Exhibit 10.3

Execution Version

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

OPPORTUNITY FINANCIAL, LLC

(a Delaware limited liability company)

Dated as of July 20, 2021

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

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THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

OPPORTUNITY FINANCIAL, LLC

This Third Amended and Restated Limited Liability Company Agreement (as amended, supplemented or restated from time to time in accordance herewith, this “Agreement”) of Opportunity Financial, LLC (the “Company”), dated as of July 20, 2021, is entered by and among the Company, the Founder (as defined herein), the Managing Member (as defined herein) and the other Members (as defined herein).

WHEREAS, the Company was formed as a limited liability company under the Act by the filing of a Certificate of Formation in the Office of the Secretary of State of the State of Delaware on December 4, 2015 (the “Formation Date”);

WHEREAS, the Company adopted a Limited Liability Company Operating Agreement of the Company on December 4, 2015, which was amended and restated on December 4, 2015, and which was further amended and restated on November 9, 2018 (as amended, the “Prior LLC Agreement”);

WHEREAS, in connection with a series of transactions effected pursuant to that certain Business Combination Agreement, dated as of February 9, 2021, by and among the Company, the Managing Member, and the Founder, as the Members’ Representative (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), the Managing Member (in its capacity as a Member and as the Managing Member), the Founder (in his capacity as a Member and as the Original Member Representative (as defined herein)) and the Original Members (as defined herein) now desire to amend and restate the Prior LLC Agreement to reflect, amongst other things: (a) the recapitalization of the Company to convert the Pre-Closing Units (as defined herein) held by the Continuing Members (as defined herein) into Class A Common Units (as defined herein) in such amounts as set forth in this Agreement (the “Recapitalization”), (b) the Managing Member’s designation as the sole Managing Member of the Company, and (c) the rights and obligations of the Members and other terms and provisions, in each case as set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1    Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del. L. §18-101, et. seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a)    credit to such Capital Account any amount that such Member is obligated to restore under Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)    debit to such Capital Account the items described in Regulations Sections 1.704-1(b) (2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member, by contract, or otherwise.

“Agreement” means this Third Amended and Restated Limited Liability Company Agreement of Opportunity Financial, LLC, together with the Schedules and Exhibits hereto, as now or hereafter amended, restated, modified, supplemented or replaced.

“Appraiser FMV” means the fair market value of any Class A Share as determined by an independent appraiser mutually agreed upon by the Managing Member and the relevant Exchanging Member, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity, or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Company.

“Assets” means any assets and property of the Company, and “Asset” means any one such asset or property.

“Assignee” means a Person to whom a Company Interest has been Transferred but who has not become a Substituted Member, and who has the rights set forth in Section 11.5.

“Assumed Tax Liability” means, with respect to a Member for a taxable period, an amount equal to the United States federal, state and local income taxes (including applicable estimated taxes) that the Managing Member reasonably estimates would be due from such Member as of such Tax Distribution Date for such taxable period, (a) assuming such Member earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Member by the Company for such taxable period, (b) assuming that such Member is subject to tax at the Assumed Tax Rate, and (c) computed without regard to any increases to the tax basis in the Company pursuant to

Sections 734(b) or 743(b) of the Code. In the case of the Managing Member, such Assumed Tax Liability shall also be computed without regard to any other step-up in basis for which the Managing Member is required to make payments under the Tax Receivables Agreement. In addition, for the avoidance of doubt, any item of income, gain, loss, or credit earned by the Company prior to the Closing Date shall be disregarded for purposes of calculating any Member’s Assumed Tax Liability.

“Assumed Tax Rate” means the highest combined marginal United States federal, state and local income tax rate ((w) taking into account the tax on net investment income under Section 1411 of the Code, (x) taking into account any deduction under Code Section 199A or any similar state or local law, as reasonably determined by the Managing Member, (y) taking into account the character (e.g., capital gains or losses, dividends, ordinary income, etc.) of the applicable items of income, and (z) taking into account the deductibility of state and local taxes to the extent applicable) applicable to an individual subject to tax at the Blended Rate. For the avoidance of doubt, the Company shall use the same Assumed Tax Rate for determining the Assumed Tax Liability for each Member with respect to any particular item of income or gain, regardless of whether the Member is a corporation, individual, partnership, trust, estate, or other juridical entity.

“BBA Rules” means Code Sections 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Blended Rate” means the higher of the (i) state and local income tax rate applicable to an individual residing in Chicago, Illinois, or (ii) with respect to any Fiscal Year, the sum of the apportionment-weighted effective rates of Tax imposed on the aggregate net income of an individual owner of the Company in each U.S. state and local jurisdiction in which such individual files Tax Returns for such Fiscal Year purely as a result of its ownership of an interest in the Company.

“Board” means the board of directors of the Managing Member.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Capital Account” means, with respect to any Member, the capital account maintained by the Managing Member for such Member on the Company’s books and records in accordance with Section 4.6.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Contributed Asset (other than money) that such Member contributes to the Company or is deemed to contribute pursuant to Article IV. As of the date of this Agreement, each Member shall be deemed to have made Capital Contributions equal to the Closing Date Capital Account Balance of such Member set forth next to such Member’s name on Exhibit A hereto.

“Capital Share” means a share of any class or series of stock of the Managing Member now or hereafter authorized, other than a Class A Share or a Class V Share.

“Cash Exchange Class A 3-Day VWAP” means the arithmetic average of the VWAP for each of the three (3) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date.

“Cash Exchange Payment” means with respect to a particular Exchange (including a Direct Exchange) for which the Managing Member, on behalf of the Company, or the Managing Member, as applicable, has elected to make a Cash Exchange Payment in accordance with Section 14.1(a)(ii):

(a)    if the Class A Shares trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Member in the Exchange (or Direct Exchange) for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Company or the Managing Member, as applicable, had paid the Stock Exchange Payment with respect to such number of Class A Common Units, and (y) the Cash Exchange Class A 3-Day VWAP;

(b)    if the Class A Shares are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Member in the Exchange (or Direct Exchange) for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Company had paid the Stock Exchange Payment with respect to such number of Class A Common Units, for which the Managing Member has elected to make a Cash Exchange Payment and (y) the Appraiser FMV of one (1) Class A Share that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller; or

(c)    provided that, if a Holder in an Exchange Notice makes an Exchange (including a Direct Exchange) contingent (including as to timing) upon an event determined pursuant to the second sentence of Section 14.1(a)(i), the Cash Exchange Payment shall in no event be less than an amount equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Member in the Exchange (or Direct Exchange) for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Company had paid the Stock Exchange Payment with respect to such number of Class A Common Units, for which the Managing Member has elected to make a Cash Exchange Payment and (y) the amount payable in respect of one (1) Class A Share in the event that the Exchange is made contingent upon.

“Certificate” means the Certificate of Formation executed and filed in the Office of the Secretary of State of the State of Delaware (and any and all amendments thereto and restatements thereof) on behalf of the Company pursuant to the Act.

“Charter” means the certificate of incorporation of the Managing Member, as may be amended, restated, or amended and restated from time to time, within the meaning of Section 104 of the General Corporation Law of the State of Delaware.

“Class A Common Unit” means a fractional share of the Company Interests of all Members issued pursuant to Sections 4.1 and 4.2.

“Class A Share” means a share of Class A common stock of the Managing Member, par value one ten-thousandth of one dollar ($0.0001) per share.

“Class V Share” means a share of Class V voting stock of the Managing Member, par value one ten-thousandth of one dollar ($0.0001) per share.

“CILA” has the meaning set forth in Section 2.7.

“Closing Date” means the Closing Date under the Business Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means Opportunity Financial, LLC, the limited liability company formed and continued under the Act and pursuant to this Agreement, and any successor thereto.

“Company Employee” means an employee of the Company or an employee of a Subsidiary of the Company, if any.

“Company Interest” means an ownership interest in the Company held by either a Member or the Managing Member and includes any and all benefits to which the holder of such a Company Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Company Interests. A Company Interest may be expressed as a number of Class A Common Units or other Company Units.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Regulations section 1.704-2(b)(2) and is computed in accordance with Regulation section 1.704-2(d).

“Company Record Date” means the record date established by the Managing Member for the purpose of determining the Members entitled to notice of or to vote at any meeting of Members or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Members for any other proper purpose, which, in the case of a record date fixed for the determination of Members entitled to receive any distribution, shall (unless otherwise determined by the Managing Member) generally be the same as the record date established by the Managing Member for a distribution to its stockholders of some or all of its portion of such distribution.

“Company Unit” means a Class A Common Unit or any other fractional share of the Company Interests that the Managing Member has authorized pursuant to Section 4.1, Section 4.2, or Section 4.3.

“Consumer Loans” has the meaning set forth in Section 2.7.

“Contributed Asset” means each Asset or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Company.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the general or managing partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Debt” means, as to any Person, as of any date of determination, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (d) obligations of such Person as lessee under capital leases.

“De Minimis” shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the Managing Member.

“Depreciation” means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable under United States federal income tax principles with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Earnout Company Units” has the meaning set forth in the Business Combination Agreement. The Earnout Company Units issued and outstanding as of the Closing Date are held by the Holders thereof as set forth on Exhibit A attached hereto.

“Effective Time” means the time of the “Closing” as defined in the Business Combination Agreement.

“Equity Plan” means any plan, agreement, or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Company or the Managing Member for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options, or other rights for the purchase or acquisition from such Person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights, or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” means the exchange by the Company of Class A Common Units held by a Member (together with the surrender and cancellation of the same number of outstanding Class V Shares held by OFS) for either (a) a Stock Exchange Payment or (b) a Cash Exchange Payment, in each case, in accordance with Section 14.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Date” means the latest of (a) the date that is five (5) Business Days after the Exchange Notice Date, (b) the date specified in the Exchange Notice, or (c) the date on which a contingency described in Section 14.1(a)(i) that is specified in the Exchange Notice is satisfied.

“Exchange Notice” means a written election in the form of Exhibit B, attached hereto; provided that the Exchange Notice may be modified by, as elected by a Holder, to address any contingency referred to in the second sentence of Section 14.1(a)(i).

“Exchange Notice Date” means, with respect to any Exchange Notice, the date such Exchange Notice is given to the Company in accordance with Section 14.1.

“Exchanged Units” means, with respect to any Exchange (or Direct Exchange), the Class A Common Units being exchanged pursuant to a relevant Exchange Notice, and an equal number of Class V Shares being surrendered or cancelled by OFS.

“Exchanging Member” means any Member holding Class A Common Units (other than the Managing Member) whose Class A Common Units are subject to an Exchange (or Direct Exchange).

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors, descendants (whether by blood, marriage, or adoption), brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person or his spouse, ancestors, descendants (whether by blood, marriage, or adoption), brothers, or sisters (whether by blood, marriage or adoption) are beneficiaries.

“Fiscal Year” has the meaning set forth in Section 15.4.

“Founder” means Todd G. Schwartz and, upon his death or disability, the personal representative thereof.

“Funding Debt” means any Debt incurred by or on behalf of the Managing Member for the purpose of providing funds to the Company.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)    The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) using such reasonable method of valuation as it may adopt.

(ii)    The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described below (x) may, except in the case of (ii)(3) and (ii)(5), if and as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned), and (y) shall, in the case of (ii)(3), and (z) shall, in the case of (ii)(5), except that the Managing Member and the Original Member Representative may elect otherwise, be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), using such reasonable method of valuation as it may adopt, as of the following times:

(1)    the acquisition of an additional interest in the Company (including acquisitions pursuant to Section 4.2 or contributions or deemed contributions by the Managing Member pursuant to Section 4.2) by a new or existing Member in exchange for more than a De Minimis Capital Contribution, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(2)    the distribution by the Company to a Member of more than a De Minimis amount of Company property as consideration for an interest in the Company if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(3)    the liquidation of the Company within the meaning of Regulations section 1.704-1(b)(2)(ii)(g);

(4)    the acquisition of an interest in the Company by any new or existing Member upon the exercise of a non-compensatory option in accordance with Regulations Section 1.704-1(b)(2)(iv)(s);

(5)    at such other times as the Managing Member shall reasonably determine (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) necessary or advisable in order to comply with Regulations sections 1.704-1(b) and 1.704-2; provided that the adjustments pursuant to clauses (1), (2), and (4) shall only be made if the Managing Member reasonably determines (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any non-compensatory options are outstanding upon the occurrence of an event described in this paragraph (ii) (other than, if applicable, non-compensatory options being exercised that give rise to the occurrence of such event), the Company shall adjust the Gross Asset Values of its properties in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2); and

(6)    immediately after the closing of the transactions contemplated by the Recapitalization and Business Combination Agreement on the Closing Date.

(iii)    The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) using such reasonable method of valuation as it may adopt.

(iv)    The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent that the Managing Member reasonably determines (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).

(v)    If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsection (i), subsection (ii) or subsection (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Holder” means either (a) a Member or (b) an Assignee that owns a Company Unit.

“Incapacity” or “Incapacitated” means, (a) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate; (b) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (c) as to any Member that is a partnership, the dissolution and commencement of winding up of the partnership; (d) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (e) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Member, the Bankruptcy of such Member.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated on or about the date hereof, by and among the Managing Member, the Original Members and certain other Persons party thereto, as the same may be amended, modified, supplemented or waived from time to time.

“IRS” means the United States Internal Revenue Service.

“Lock-Up Period” has the meaning set forth in the Investor Rights Agreement.

“Lock-Up Shares” has the meaning set forth in the Investor Rights Agreement.

“Majority in Interest of the Members” means Members (including the Managing Member and any Controlled Entity of the Managing Member) holding more than fifty percent (50%) of all outstanding Company Units held by all Members (including the Managing Member and any Controlled Entity of the Managing Member); provided that if any Member is, by reason of this Agreement or applicable law, not entitled to vote on or consent to such matter, the Company Units held by such Member shall be excluded for all purposes of such determination (i.e., excluded from both the numerator and denominator).

“Managing Member” means OppFi, Inc., a Delaware corporation, and/or any additional or successor Managing Member(s) designated as such pursuant to this Agreement.

“Member” means the Managing Member, the Original Members and any other Person that is, from time to time, admitted to the Company as a member pursuant to the Act and this Agreement, and any Substituted Member, each shown as such in the books and records of the Company.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the meaning set forth in Regulations section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(i)(1) and 1.704-2(i)(2), and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(i)(1) and 1.704-2(i)(2).

“Minimum Exchange Amount” means a number of Class A Common Units held by an Exchanging Member equal to the lesser of (a) 1,000 Class A Common Units and (b) all of the Class A Common Units then held by the applicable Exchanging Member.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Net Income” or “Net Loss” means, for each Fiscal Year of the Company, an amount equal to the Company’s taxable income or loss for such year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(ii)    Any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as an expenditure under Section 705(a)(2)(B) of the Code pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(iii)    In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (ii) or subsection (iii) of the definition of “Gross Asset Value,” the amount of such adjustment (i.e., the hypothetical gain or loss from the revaluation of the Company asset) shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv)    Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)    In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(vi)    To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Regulations section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii)    Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 6.2 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2 shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

“Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations section 1.752-1(a)(2).

“OFS” means OppFi Shares, LLC, a Delaware limited liability company.

“OppFi Tax Shortfall” has the meaning set forth in Section 5.2.

“Original Member” means any Person that is a Member as of the consummation of the transactions contemplated by the Business Combination Agreement, but does not include the Managing Member or any Assignee or other transferee of any Company Interest of any Original Member succeeding to all or any part of such Company Interest; provided that with respect to the period on or after the Closing Date, references to “Original Member” shall also include any Permitted Transferees of such Original Member.

“Original Member Representative” means the Founder or such other Person as may be appointed from time to time by holders of a majority of Company Units held by Original Members who hold Company Units at the time of determination.

“Percentage Interest” means, with respect to each Member, as to any class or series of Company Interests, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Company Units of such class or series held by such Member and the denominator of which is the total number of Company Units of such class or series held by all Members. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Class A Common Units.

“Permitted Transfer” means a Transfer by a Member of all or part of its Company Interest to any Permitted Transferee of such Member.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of the Managing Member or the Company or any of its Subsidiaries), (d) any Controlled Entity of such Person and (e) any charitable organization to which such Person Transfers its Company Interests. Notwithstanding the foregoing, in no event shall any Person who (in the Managing Member’s determination) is participating or involved in any capacity in any business that is or which the Managing Member determines (in good faith) to be competitive with the business of the Company or any of its Subsidiaries be a Permitted Transferee.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company, or other entity.

“Pre-Closing Units” has the meaning set forth in Section 3.1.

“Recapitalization” has the meaning set forth in the Recitals.

“Regulations” means one or more Treasury regulations promulgated under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Stock Exchange Payment” means, with respect to the portion of any Exchange (or Direct Exchange) for which a Cash Exchange Notice is not delivered by the Managing Member, on behalf of the Company, a number of Class A Shares equal to the number of Class A Common Units so exchanged.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 11.4.

“Tax Distribution Date” means for any Fiscal Year April 10, June 10, September 10 and December 10 of such Fiscal Year, which shall be adjusted by the Managing Member as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law.

“Tax Receivables Agreement” means that certain tax receivable agreement, dated as of the date hereof, by and among FG New America Acquisition Corp., the Company, and certain other parties thereto.

“Trading Day” means any day on which the Class A Shares are traded on the New York Stock Exchange, or, if the New York Stock Exchange is not the principal trading market for the Class A Shares on such day, then on the principal national securities exchange or securities market on which the Class A Shares are then traded.

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article XI, “Transfer” does not include any Exchange of Class A Common Units by the Company, or acquisition of Exchanged Units by the Managing Member, pursuant to Section 14.1. The terms “Transferred” and “Transferring” have correlative meanings.

“Unvested Class A Common Unit” means a Class A Common Unit issued in the Recapitalization with respect to a “profits interest” previously issued by the Company, which “profits interest” was not vested as of the Closing Date and which will continue to vest after the Closing Date pursuant to its terms.

“VWAP” means the daily per share volume-weighted average price of the Class A Shares on the New York Stock Exchange, or, if the New York Stock Exchange is not the principal trading market for the Class A Shares on such day, then on the principal national securities exchange or securities market on which the Class A Shares are then traded, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a Class A Share on such Trading Day (determined without regard to after-hours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per Class A Share, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Managing Member.

“Warrants” means any warrants to acquire Class A Shares.

Capitalized terms used in the Opportunity Financial, LLC Profits Interest Plan with reference to the Prior LLC Agreement and which are not defined herein shall have the meanings ascribed thereto in the Prior LLC Agreement.

Section 1.2    Interpretation. In this Agreement and in the exhibits hereto, except to the extent that the context otherwise requires:

(a)    the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b)    defined terms include the plural as well as the singular and vice versa;

(c)    words importing gender include all genders;

(d)    a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it;

(e)    any reference to a “day” or a “Business Day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;

(f)    references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to, this Agreement;

(g)    the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h)    unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

ARTICLE II

GENERAL PROVISIONS

Section 2.1    Formation. The Company has been organized as a Delaware limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.

Section 2.2    Name. The name of the Company shall be “Opportunity Financial, LLC” and all business of the Company shall be conducted in such name or such other name as the Managing Member shall determine. The Company may also conduct business at the same time under one or more fictitious names if the Managing Member determines that such is in the best interests of the Company. The Managing Member may change the name of the Company, from time to time, in accordance with applicable law.

Section 2.3    Principal Place of Business; Other Places of Business. The principal business office of the Company is located at 130 E. Randolph Street, Suite 3400, Chicago, Illinois 60601, or such other place within or outside the State of Delaware as the Managing Member may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Managing Member deems advisable.

Section 2.4    Designated Agent for Service of Process. So long as required by the Act, the Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware. As of the date of this Agreement, the address of the registered office of the Company in the State of Delaware is c/o Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, Delaware 19904. The Company’s registered agent for service of process at such address is Cogency Global Inc.

Section 2.5    Term. The term of the Company commenced on the Formation Date and such term shall continue until the Company is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant to this Agreement or as otherwise provided in the Act.

Section 2.6    No State Law Partnership; Federal Income Tax Status. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes (including Section 303 of the Federal Bankruptcy Code), and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. Notwithstanding the foregoing, the Members intend for the Company to be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. Neither the Company nor any Member shall take any action (including the filing of an election for the Company to be classified as a corporation for income tax purposes) inconsistent with the express intent of the parties hereto as set forth in this Section 2.6.

Section 2.7    Business Purpose. The purpose of the Company shall be: (a) to make consumer installment loans as a licensee under the Illinois Consumer Installment Loan Act, 205 ILCS 670/1 (as from time to time amended, “CILA”) and comply with all requirements of the CILA and the regulations from time to time adopted by the Illinois Department of Financial and Professional Regulation, Division of Financial Institutions (or its successor) which are applicable to the business of making loans under the CILA (“Consumer Loans”), and to invest in, acquire, own, hold, refinance, enforce collection, sell and otherwise deal with, directly or indirectly, Consumer Loans of the Company or of one or more Affiliates who shall be engaged in Illinois and other states in the business of making Consumer Loans; (b) to make consumer installment line of credit loans; (c) to carry on any and all lawful business, purpose or activity, whether or not for profit, which a limited liability company may carry on under the Act and the laws of any other jurisdiction in which the Company is so engaged in regard thereto; and (d) to do anything incidental to the foregoing.

Section 2.8    Powers. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act, by any other applicable law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.7.

Section 2.9    Certificates; Filings. The Certificate was previously filed on behalf of the Company, in the Office of the Secretary of State of the State of Delaware as required by the Act. The Managing Member may execute and file any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act. The Managing Member shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Managing Member shall deem necessary or advisable. If requested by the Managing Member, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Managing Member to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the laws of the State of Delaware, (b) if the Managing Member deems it advisable, the operation of the Company as a limited liability company in all jurisdictions where the Company proposes to operate and (c) all other filings required to be made by the Company.

Section 2.10    Representations and Warranties by the Members.

(a)    Each Member that is an individual (including each Substituted Member as a condition to becoming a Substituted Member) represents and warrants to, and covenants with, each other Member that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of, or a default under, any material agreement by which such Member or any of such Member’s property is bound, or any statute, regulation, order or other law to which such Member is subject and (ii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms.

(b)    Each Member that is not an individual (including each Substituted Member as a condition to becoming a Substituted Member) represents and warrants to, and covenants with, each other Member that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Member or any of such Member’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other law to which such Member or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, and (iii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms.

(c)    Each Member (including each Substituted Member as a condition to becoming a Substituted Member) represents and warrants that it is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and represents, warrants and agrees that it has acquired and continues to hold its interest in the Company for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Subject to Article XIV and the applicable terms of the Investor Rights Agreement, each Member further represents and warrants that (i) it is aware of and understands that the Company Units held by such Member are not registered under the Securities Act and must be held by such Member until such Company Units are registered under the Securities Act or an exemption from such registration is available, (ii) that the Company shall have no obligation to take any action that may be necessary to make available any exemption from registration under the Securities Act, (iii) there is no established market for the Company Units and no market (public or otherwise) for the Company Units will develop in the foreseeable future, (iv) such Member has no rights to require that the Company Units be registered under the Securities Act or the securities laws of various states, and the Member will not be able to avail itself of the provisions of Rule 144 adopted by the Securities and Exchange Commission under the Securities Act, and (v) that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Company in what it understands to be a speculative and illiquid investment.

(d)    The representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c) shall survive the execution and delivery of this Agreement by each Member (and, in the case of a Substituted Member, the admission of such Substituted Member as a Member in the Company) and the dissolution, liquidation and termination of the Company.

(e)    Each Member (including each Substituted Member as a condition to becoming a Substituted Member) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Company or the Managing Member have been made by any Member or any employee or representative or Affiliate of any Member, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Member shall not constitute any representation or warranty of any kind or nature, express or implied.

(f)    Notwithstanding the foregoing, the Managing Member may permit the modification of any of the representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c), as applicable, to any Member (including any Substituted Member or any transferee of either) provided that such representations and warranties, as modified, shall be set forth in either a separate writing addressed to the Company and the Managing Member.

Section 2.11    References to Certain Equity Securities. Each reference to a Class A Share, Class V Share, Class A Common Unit, other Company Unit, or other Company Interest shall be deemed to include a reference to each Equity Security received in respect thereof in connection with any combination of equity interests, recapitalization, merger, consolidation, or other reorganization, or by way of interest split, interest dividend, or other distribution; provided that, for the avoidance of doubt, restrictions applicable to the Class A Common Units and Class V Shares shall not apply to Class A Shares received in respect thereof in connection with the Exchange (or Direct Exchange).

ARTICLE III

RECAPITALIZATION

Section 3.1    Recapitalization. To effectuate the Recapitalization, upon execution of this Agreement and as of immediately prior to the Effective Time, all Company Interests that were issued and outstanding and held by the Continuing Members immediately prior to the execution of this Agreement, which are set forth next to each Continuing Member’s name on Exhibit A (the “Pre-Closing Units”), are hereby converted into that number of Class A Common Units set forth next to such Continuing Member’s name on Exhibit A hereto under the heading “Post-Recapitalization Units”, and such Class A Common Units are hereby issued and outstanding as of the Effective Time and the holders of such Class A Common Units hereby continue as Members.

ARTICLE IV

CLASSES OF COMPANY INTERESTS; CAPITAL CONTRIBUTIONS

Section 4.1    Classes of Company Interests; Capital Contributions of the Members. Each Member’s relative rights, privileges, preferences, restrictions and obligations with respect to the Company are represented by such Member’s Company Interests. There shall initially be one (1) class of Company Interests, that being Class A Common Units, which shall be issued to and held by the Members (or their Permitted Transferees), including the Managing Member. An unlimited number of Class A Common Units are hereby authorized for issuance. As of the Closing Date, as a result of the transactions contemplated by the Recapitalization and the Business Combination Agreement, the Company Interests are held by the Members in the amounts set forth on Exhibit A hereto.

Each Original Member has heretofore made or is deemed to have made Capital Contributions to the Company and concurrently with the consummation of the transactions contemplated by the Business Combination Agreement, the Managing Member is making a Capital Contribution to the Company. Except as provided by law or otherwise pursuant to this Agreement, the Members shall have no obligation or, except with the prior written consent of the Managing Member, right to make any other Capital Contributions or any loans to the Company. The Managing Member shall cause to be maintained in the principal business office of the Company, or such other place as may be determined by the Managing Member, the books and records of the Company, which shall include, among other things, a register containing the name, address and number of Company Units of each Member, and such other information as the Managing Member may deem necessary or desirable (the “Register”). The Register shall not be deemed part of this Agreement. The Managing Member shall from time to time update the Register as necessary to accurately reflect the information therein, including as a result of any sales, exchanges or other Transfers, or any redemptions, issuances or similar events involving Company Units. Any reference in this Agreement to the Register shall be deemed a reference to the Register as in effect from time to time. Subject to the terms of this Agreement, the Managing Member may take any action authorized hereunder in respect of the Register without any need to obtain the consent of any other Member. No action of any Member shall be required to amend or update the Register. Except as required by law, no Member shall be entitled to receive a copy of the information set forth in the Register relating to any Member other than itself.

Section 4.2    Issuances of Additional Company Interests. Subject to the terms and conditions of this Agreement (including Section 4.4):

(a)    General. The Managing Member is hereby authorized to cause the Company to issue additional Company Interests, in the form of Company Units, for any Company purpose, at any time or from time to time, to the Members or to other Persons, and to admit such Persons as Members, for such consideration and on such terms and conditions as shall be established by the Managing Member, all without the approval of any other Member or any other Person (except as provided in the immediately following sentence). Without limiting the foregoing, the Managing Member is expressly authorized to cause the Company to issue Company Units (i) upon the conversion, redemption, or exchange of any Debt, Company Units, or other securities issued by the Company, (ii) for less than fair market value, (iii) for no consideration, (iv) in connection with any merger, consolidation, or other reorganization, or (v) upon the contribution of property or assets to the Company; provided, that, any material issuance of Company Interests for no consideration in a manner that disproportionately and adversely affects the Original Members shall be subject to the prior written consent of the Original Members Representative, such consent not to be unreasonably withheld, conditioned or delayed. A Company Interest of any class or series other than a Class A Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. Upon the issuance of any additional Company Interest, the Managing Member shall amend the Register and the books and records of the Company as appropriate to reflect such issuance.

(b)    No Preemptive Rights. Except as expressly provided in this Agreement, no Person, including any Holder, shall have any preemptive, preferential, participation, or similar right or rights to subscribe for or acquire any Company Interest.

Section 4.3    Additional Funds and Capital Contributions.

(a)    General. The Managing Member may, at any time and from time to time, determine that the Company requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Company Units, or for such other purposes as the Managing Member may determine. Additional Funds may be obtained by the Company, at the election of the Managing Member, in any manner provided in, and in accordance with, the terms of this Section 4.3 without the approval of any Member or any other Person.

(b)    Loans by Third Parties. The Managing Member, on behalf of the Company, may obtain any Additional Funds by causing the Company to incur Debt to any Person (other than, except as contemplated in Section 4.3(c), the Managing Member) upon such terms as the Managing Member determines appropriate, including making such Debt convertible, redeemable, or exchangeable for Company Units; provided, however, that the Company shall not incur any such Debt if any Member (other than the Managing Member in its capacity as such) would be personally liable for the repayment of such Debt (unless such Member otherwise agrees).

(c)    Managing Member Loans. The Managing Member, on behalf of the Company, may obtain any Additional Funds by causing the Company to incur Debt with the Managing Member if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the Managing Member, the net proceeds of which are loaned to the Company to provide such Additional Funds, or (ii) such Debt is on terms and conditions no less favorable to the Company than would be available to the Company from any third party; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of such Debt (unless such Member otherwise agrees).

Section 4.4    Issuances; Repurchases and Redemptions; Recapitalizations.

(a)    Issuances by the Managing Member

(i)    Subject to Section 4.4(a)(ii) and Section 14.1, if, at any time after the Closing Date, the Managing Member sells or issues Class A Shares or any other Equity Securities of the Managing Member (other than Class V Shares), (x) the Company shall concurrently issue to the Managing Member an equal number of Class A Common Units (if the Managing Member issues Class A Shares), or an equal number of such other Equity Security of the Company corresponding to the Equity Securities issued by the Managing Member (if the Managing Member issues Equity Securities other than Class A Shares), and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Managing Member so issued and (y) the Managing Member shall concurrently contribute to the Company the net proceeds or other property received by the Managing Member, if any, for such Class A Share or other Equity Security.

(ii)    Notwithstanding anything to the contrary contained in Section 4.4(a)(i) or Section 4.4(a)(iii), this Section 4.4(a) shall not apply to (x) the issuance and distribution to holders of Class A Shares or other Equity Securities of the Managing Member of rights to purchase Equity Securities of the Managing Member under a “poison pill” or similar shareholder rights plan (and upon exchange of Class A Common Units for Class A Shares, such Class A Shares will be issued together with a corresponding right under such plan) or (y) the issuance under the Managing Member’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of the Managing Member or rights or property that may be converted into or settled in Equity Securities of the Managing Member, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Managing Member in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).

(iii)    In the event any outstanding Equity Security of the Managing Member is exercised or otherwise converted and, as a result, any Class A Shares or other Equity Securities of the Managing Member are issued (including as a result of the exercise of Warrants), (x) the corresponding Equity Security outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Class A Common Units or equivalent Equity Securities of the Company shall be issued to the Managing Member as required by the first sentence of Section 4.4(a)(i), and (z) the Managing Member shall concurrently contribute to the Company the net proceeds received by the Managing Member from any such exercise or conversion.

(b)    New Company Issuances. Except pursuant to Section 14.1, (x) the Company may not issue any additional Class A Common Units or Company Units to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers an equal number of newly-issued Class A Shares (or relevant Equity Security of such Subsidiary) to another Person or Persons and contributes the net proceeds therefrom to the Company, and (y) the Company may not issue any other Equity Securities of the Company to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of the Managing Member or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company and contributes the net proceeds therefrom to the Company.

(c)    Repurchases and Redemptions.

(i)    The Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) may not redeem, repurchase, or otherwise acquire (A) Class A Shares pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases, or otherwise acquires from the Managing Member or such Subsidiary an equal number of Class A Common Units for the same price per security, if any, or (B) any other Equity Securities of the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from the Managing Member or such Subsidiary an equal number of the corresponding class or series of Equity Securities of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Managing Member or such Subsidiary for the same price per security, if any.

(ii)    The Company may not redeem, repurchase, or otherwise acquire (x) any Class A Common Units from the Managing Member or any of its Subsidiaries (other than the

Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases, or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of Class A Shares for the same price per security from holders thereof or (y) any other Company Units of the Company from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases, or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Securities of the Managing Member (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Company Units of the Managing Member or such Subsidiary.

(d)    Equity Subdivisions and Combinations. Except in accordance with Section 14.1:

(i)    The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization, or otherwise) or combination (by reverse equity split, reclassification, recapitalization, or otherwise) of the outstanding Company Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Capital Shares or other related class or series of Equity Security of the Managing Member, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Company and the Managing Member.

(ii)    The Managing Member shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Capital Shares or any other class or series of Equity Security of the Managing Member, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Company Units or other related class or series of Equity Security of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Company and the Managing Member.

(e)    General Authority. For the avoidance of doubt, but subject to Section 4.1, Section 4.2 and Section 4.4, the Company and the Managing Member shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division, or recapitalization, with respect to the Class A Common Units as the Managing Member determines (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) is necessary to maintain at all times a one-to-one ratio between (i) the number of Class A Common Units owned by Managing Member, directly or indirectly, and the number of outstanding Class A Shares, and (ii) the number of outstanding Class V Shares held by all Persons other than the Managing Member and the number of Class A Common Units held by all Persons other than the Managing Member disregarding, for purposes of maintaining the one-to-one ratios in clause (i), (A) options, rights or securities of the Managing Member issued under any plan involving the issuance of any Equity Securities that are convertible into or exercisable or exchangeable for Class A Shares, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by the Managing Member that are convertible or into or exercisable or exchangeable for Class A Shares (but in each case prior to such conversion, exercise or exchange).

Section 4.5    No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company.

Section 4.6    Capital Accounts.

(a)    A Capital Account shall be maintained by the Managing Member for each Member in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such Regulations, the other provisions of this Agreement. Each Member’s Capital Account balance as of the date hereof shall be equal to the amount of its respective Closing Date Capital Account Balance set forth opposite such Member’s name on Exhibit A, which balances shall reflect a revaluation of the Company’s assets in accordance with clause (6) of the definition of Gross Asset Value. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Net Income pursuant to Section 6.1 and any other items of income or gain allocated to such Member pursuant to Section 6.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Net Losses pursuant to Section 6.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 6.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Regulations Section 1.704-1(b)(2)(iv).

(b)    In the event of a Transfer of Company Units made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the transferred Company Units shall carry over to the Transferee Member in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv)(l).

(c)    This Section 4.6 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Regulations promulgated under Code Section 704(b), including Regulation Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Regulations. In determining the amount of any Liability for purposes of calculating Capital Accounts, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations. The Members’ Capital Accounts will normally be adjusted on an annual or other periodic basis as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned), but the Capital Accounts may be adjusted more often if a new Member is admitted to the Company or if circumstances otherwise make it advisable in the judgment of the Managing Member.

ARTICLE V

DISTRIBUTIONS

Section 5.1    Distributions Generally. Subject to Section 5.5 and Section 5.7, the Managing Member may cause the Company to distribute all or any portion of available cash generated by the Company to the Holders of Class A Common Units in accordance with their respective Percentage Interests of Class A Common Units on the Company Record Date with respect to such distribution. To the extent that any distribution is made payable with respect to any Company Units for a particular period, distributions payable with respect to any Company Units that were not outstanding during the entire period in respect of which any distribution is made shall be prorated based on the portion of the period that such Company Units were outstanding.

Section 5.2    Tax Distributions. Prior to making distributions pursuant to Section 5.1, on or prior to each Tax Distribution Date, the Company shall be required to, subject only to Section 5.5, make pro rata distributions of cash to the Holders of Class A Common Units (in accordance with their respective Percentage Interests of Class A Common Units) in an amount sufficient to ensure that each such Holder receives a distribution at least equal to such Holder’s Assumed Tax Liability, if any, with respect to the relevant taxable period to which the distribution relates; provided, that distributions pursuant to this Section 5.2, if any, shall be made to a Member only to the extent all previous distributions to such Member pursuant to Section 5.1 and Section 5.2 with respect to the taxable period are less than the distributions such Member otherwise would have been entitled to receive with respect to such taxable period pursuant to this Section 5.2. Notwithstanding anything in this Agreement to the contrary, if at any time the Managing Member determines in good faith (including based on any notice provided by OppFi, Inc.) that the sum of OppFi, Inc.’s tax obligations and its obligations pursuant to the Tax Receivable Agreement that will be required to be paid prior to the time another distribution will be made under Section 5.1 or Section 5.2 (without regard to this sentence) will be in excess of the cash available to OppFi Inc. to satisfy such amounts (such excess, an “OppFi Tax Shortfall”), then the Company shall be required to, subject only to Section 5.5, make an additional pro rata distribution of cash to the Holders of Class A Common Units (in accordance with their respective Percentage Interests of Class A Common Units) to the extent and until OppFi, Inc. has received an amount equal to the OppFi Tax Shortfall.

Section 5.3    Distributions in Kind. No Holder may demand to receive property other than cash as provided in this Agreement. The Managing Member may cause the Company to make a distribution in kind of Company assets to the Holders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles V, Article VI and Article X; provided, however, that in the case of the distribution by the Company of the Class V Shares contributed to the Company pursuant to Section 2.1(b) of the Business Combination Agreement, the Managing Member shall distribute all such Class V Shares (including any such Class V Shares treated as Earnout Voting Shares, as defined in the Business Combination Agreement) to OFS. For the avoidance of doubt, OFS following such distribution shall hold such Class V Shares for its own account and shall not hold such Class V Shares as an agent, fiduciary, nominee, custodian or otherwise for or on behalf of any other person.

Section 5.4    Distributions to Reflect Additional Company Units. In the event that the Company issues additional Company Units pursuant to the provisions of Article IV, the Managing

Member is hereby authorized to make such revisions to this Article V and to Article VI as it determines are necessary or desirable to reflect the issuance of such additional Company Units, including making preferential distributions to certain classes of Company Units (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned).

Section 5.5    Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Managing Member, on behalf of the Company, shall make a distribution to any Holder if such distribution would violate the Act or other applicable law.

Section 5.6    Use of Distributions. The Managing Member shall use distributions received from and other cash of the Company for payment of taxes, liabilities, or expenses of the Managing Member, to loan funds to the Company in the accordance with this Agreement, for the payment of dividends to its shareholders or for other general corporate purposes, in each case in accordance with a budget approved by, or otherwise approved by, the Board; provided that the Managing Member may not use such distributions or other cash of the Company to acquire any Company Interests, except as otherwise provided in Section 4.4 hereof.

Section 5.7    Notwithstanding the foregoing, the portion of any distribution that would otherwise be made in respect of any Unvested Class A Common Unit under Section 5.1 (“Unvested Distribution Amount”) or any Earnout Company Unit under Section 5.1 (“Earnout Distribution Amount”) shall be deducted from such distribution and be recorded as an Unvested Distribution Amount or Earnout Distribution Amount in the Company’s books and records at the time of such distribution, and the Unvested Distribution Amount in respect of any such Class A Common Unit that vested and the Earnout Distribution Amount in respect of any Earnout Company Unit that have satisfied the earnout criteria set forth in Section 2.6 of the Business Combination Agreement following such prior distribution shall be distributed by the Company to the holder of such Class A Common Unit in the proportion of, and promptly following, such vesting or satisfaction of the earnout criteria, as applicable. Upon the termination, forfeiture or cancellation of any Unvested Class A Common Unit or Earnout Company Unit, any Unvested Distribution Amount or Earnout Distribution Amount previously recorded with respect to such Unvested Class A Common Unit or Earnout Company Unit shall be noted as cancelled on the books and records of the Company and such amount shall in the next distribution under Section 5.1 be distributed pursuant to the terms of Section 5.1.

ARTICLE VI

ALLOCATIONS

Section 6.1    General Allocations. After giving effect to the allocations under Section 6.2 and subject to Section 6.2 and Section 6.4, Net Income and Net Loss (and, to the extent reasonably determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Net Income and Net Loss) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Member would receive pursuant to Section 12.3 if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 12.3 to the Members immediately after making such allocation, minus (b) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 6.2    Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article VI:

(a)    Regulatory Allocations.

(i)    Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(f), notwithstanding the provisions of Section 6.1, or any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s share of the net decrease in Company Minimum Gain, as determined under Regulations section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a)(i) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)    Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(i)(4) or in Section 6.2(a)(i), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Holder who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt (determined in accordance with Regulations section 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s respective share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt. A Holder’s share of the net decrease in Member Minimum Gain shall be determined in accordance with Regulations section 1.704-2(i)(4); provided that a Holder shall not be subject to this provision to the extent that an exception is provided by Regulations section 1.704-2(i)(4) and any IRS revenue rulings, revenue procedures, or notices issued with respect thereto. Allocations pursuant to this Section 6.2(a)(ii) shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(a)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(i) and shall be interpreted consistently therewith.

(iii)    Nonrecourse Deductions and Member Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holders in accordance with their respective Percentage Interests. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations section 1.704-2(i).

(iv)    Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated, in accordance with Regulations section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible, provided that an allocation pursuant to this Section 6.2(a)(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article VI have been tentatively made as if this Section 6.2(a)(iv) were not in the Agreement. It is intended that this Section 6.2(a)(iv) comply with the qualified income offset requirement in Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v)    Gross Income Allocation. In the event that any Holder has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Company upon complete liquidation of such Holder’s Company Interest and (2) the amount that such Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Company income and gain in the amount of such excess to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 6.2(a)(v) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article VI have been tentatively made as if this Section 6.2(a)(v) and Section 6.2(a)(iv) were not in the Agreement.

(vi)    Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss (or items of loss) would cause or increase an Adjusted Capital Account Deficit as to any Holder, such allocation of Net Loss (or items of loss) shall be reallocated (x) first, among the other Holders of Class A Common Units in accordance with their respective Percentage Interests, and (y) thereafter, among the Holders of other Company Units, as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned), subject to the limitations of this Section 6.2(a)(vi).

(vii)    Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(2) or Regulations section 1.704-1(b)(2) (iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder of Class A Common Units in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders of Class A Common Units in accordance with their respective Percentage Interests in the event that Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holder(s) to whom such distribution was made in the event that Regulations section 1.704-1(b) (2)(iv)(m)(4) applies.

(viii)    Curative Allocations. The allocations set forth in Sections 6.2(a)(i), (ii), (iii), (iv), (v), (vi) and (vii) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 6.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Class A Common Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Class A Common Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(b)    Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations section 1.752-3(a)(3), each Holder’s respective interest in Company profits shall be equal to such Holder’s Percentage Interest with respect to Class A Common Units.

Section 6.3    Tax Allocations.

(a)    In General. Except as otherwise provided in this Section 6.3, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.1 and Section 6.2.

(b)    Section 704(c) Allocations. Notwithstanding Section 6.3(a), Tax Items with respect to an Asset that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Holders for income tax purposes pursuant to Regulations promulgated under Section 704(c) of the Code so as to take into account such variation. The Company shall account for such variation under the traditional method as described in Regulations section 1.704-3(b), or such other method determined by the Managing Member and permitted by Regulations (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned). In the event that the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Section 1.1), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the applicable Regulations and using the traditional method as described in Regulations section 1.704-3(b), or such other method determined by the Managing Member and permitted by Regulations (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned). If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Regulations Sections 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 6.2(a)(i), the

Managing Member causes a Capital Account reallocation in accordance with principles similar to those set forth in Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations in accordance with principles similar to those set forth in Regulations Section 1.704-1(b)(4)(x).

Section 6.4    Other Allocation Rules. With regard to the Managing Member’s acquisition of the Class A Common Units (including the Earnout Company Units) pursuant to the Business Combination Agreement, Net Income and Net Loss shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder. If during any Fiscal Year there is any other change in any Member’s ownership of Company Units in the Company, the Managing Member shall consult in good faith with the Original Member Representative and the tax advisors to the Company and allocate the Net Income or Net Loss to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder; provided however that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder and that is selected by the Managing Member (with the prior written consent of the Original Member Representative, not to be unreasonably withheld, conditioned or delayed).

Section 6.5    Earnout Company Units. Notwithstanding any other provision of this Agreement, the parties intend that, for U.S. federal income tax purposes, Earnout Company Units shall be treated as having satisfied the earnout criteria set forth in Section 2.6 of the Business Combination Agreement for purposes of allocating Net Income and Net Loss pursuant to this Article VI (including for the purposes of determining amounts distributable to the Members in the case of any hypothetical distribution or liquidation and determining such Members’ Assumed Tax Liability and entitlement to distributions pursuant to Section 5.2). If and when the Earnout Company Units are forfeited for failing to have satisfied the earnout criteria set forth in the Business Combination Agreement, the parties intend and agree (x) that the Managing Member may make such allocations as deemed necessary to reflect such forfeiture and (y) to prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

ARTICLE VII

OPERATIONS

Section 7.1    Management.

(a)    The Managing Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, as it deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company. The Managing Member shall have the exclusive power and authority to bind the Company, except and to the extent that such power is expressly delegated in writing to any other Person by the Managing Member, and such delegation shall not cause the Managing Member to cease to be a Member or the Managing Member of the Company. The Managing

Member shall be an agent of the Company’s business, and the actions of the Managing Member taken in such capacity and in accordance with this Agreement shall bind the Company. The Managing Member shall at all times be a Member of the Company. The Managing Member shall constitute a “manager” under the Act. Notwithstanding any provision of this Agreement, the Company, and the Managing Member on behalf of the Company, may enter into and perform any document without any vote or consent of any other Person. No Member or Assignee (other than in its separate capacity as the Managing Member, any of its Affiliates or any member, officer or employee of the Managing Member, the Company or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Company’s business, transact any business in the Company’s name, or have the power to sign documents for or otherwise bind the Company. The transaction of any such business by the Managing Member, any of its Affiliates or any member, officer or employee of the Managing Member, the Company or any of their Affiliates, in their capacity as such, shall not affect, impair, or eliminate the limitations on the liability of the Members or Assignees under this Agreement. The Managing Member may not withdraw or be removed from the Company except as set forth in Section 11.2.

(b)    The determination as to any of the following matters, made by or at the direction of the Managing Member consistent with the Act and this Agreement, shall be final and conclusive and shall be binding upon the Company and every Member: (i) the amount of assets at any time available for distribution or the redemption of Class A Common Units; (ii) the amount and timing of any distribution; (iii) any determination to Exchange Class A Common Units or waive any condition of this Agreement with respect thereto; (iv) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company; (vi) any matter relating to the acquisition, holding and disposition of any assets by the Company; or (vii) any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Agreement or otherwise to be determined by the Managing Member.

(c)    The Managing Member may also, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Company as the Managing Member deems necessary or advisable, each of which shall have such powers, authority and responsibilities as are delegated in writing by the Managing Member from time to time, provided that in no event shall the Managing Member or the Board be absolved of its fiduciary duties pursuant to Section 7.5(c) by virtue of any such appointment. Each such officer and/or board or committee member shall serve at the pleasure of the Managing Member.

(d)    Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no Member other than the Managing Member shall (i) have any right to vote on or consent to any other matter, act, decision or document involving the Company or its business, or (ii) take part in the day-to-day management, or the operation or control, of the business and affairs of the Company. Without limiting the generality of the foregoing, the Managing Member may cause the Company, without the consent or approval of any other Member, to enter into any of the following in one or a series of related transactions: (A) any merger, (B) any acquisition, (C) any consolidation, (D) any sale, lease, division or other transfer or conveyance of assets, (E) any recapitalization or reorganization of outstanding securities, (F) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a subsidiary, division or other business, (G) any issuance of debt or equity securities (subject to any limitations expressly provided for herein) or (H) any incurrence of indebtedness. Except to the extent expressly delegated in writing by the Managing Member, no Member or Person other than the Managing Member shall be an agent for the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

(e)    Only the Managing Member may commence a voluntary case on behalf of, or an involuntary case against, the Company under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Member, to the fullest extent permitted by applicable law, shall be deemed an unauthorized and bad faith filing and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(f)    It is anticipated that the Managing Member’s primary business activities shall be focused on the operation of the Company and its Subsidiaries. Subject to the foregoing, the Members acknowledge and agree that, subject to the terms of any other employment, consulting or similar arrangements or engagement with the Company, the Managing Member, or any Affiliate of either of them:

(i)    any Member and its Affiliates may engage or invest in any other business, activity or opportunity of any nature, independently or with others;

(ii)    neither the Company nor any Member (in its capacity as such) shall have any right to participate in any manner in such engagement or investment, or the profits or income earned or derived therefrom; and

(iii)    the pursuit of such activities by any such Member shall not be deemed in violation of breach of this Agreement or any obligation or duty owed by such Member to the Company or the other Members.

(g)    Subject to Section 7.1(h), the Managing Member shall have the power, without the consent of the Members or the consent or approval of any Member, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i)    to add to the obligations of the Managing Member or surrender any right or power granted to the Managing Member or any Affiliate of the Managing Member for the benefit of the Members;

(ii)    to reflect the admission, substitution or withdrawal of Members, the Transfer of any Company Interest or the termination of the Company in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal or Transfer;

(iii)    to reflect a change that is of an inconsequential nature or does not adversely affect the Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(iv)    to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(v)    to modify either or both of the manner in which items of Net Income or Net Loss are allocated pursuant to Article VI or the manner in which Capital Accounts are adjusted, computed, or maintained (but in each case only to the extent set forth in the definition of “Capital Account” or Section 5.4 or as contemplated by the Code or the Regulations);

(vi)    to reflect the issuance of additional Company Interests in accordance with Article IV;

(vii)    to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Company Units issued pursuant to Article IV; and

(viii)    to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Company or the Managing Member and which does not violate Section 7.1(h).

(h)    Notwithstanding Article XIII, this Agreement shall not be amended, and no action may be taken by the Managing Member, without the consent of each Member adversely affected thereby (if any), if such amendment or action would (i) modify the limited liability of a Member or increase the obligation of a Member to make a Capital Contribution to the Company, (ii) adversely alter the rights of any Member to receive the distributions to which such Member is entitled pursuant to Article V or Section 12.3(a)(iii), or alter the allocations specified in Article VI (except, in any case, as permitted pursuant to Sections 4.2, 5.4 and 7.1(g)), (iii) alter or modify in a manner that adversely affects any Member the Exchange rights, Cash Exchange Payment or Stock Exchange Payment as set forth in Section 14.1, provided that the waiver by the Managing Member of any condition with respect to an Exchange shall not be deemed to adversely affect any Member, or amend or modify any related definitions, (iv) would convert the Company into a corporation, or (v) amend Section 7.3(b) or this Section 7.1(h); provided, however, that, with respect to clauses (ii), (iii), (iv) and (v), the consent of any individual Member adversely affected shall not be required for any amendment or action that affects all Members holding the same class or series of Company Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Members of such class or series. Further, no amendment may alter the restrictions on the Managing Member’s authority set forth elsewhere in this Section 7.1 without the consent specified therein. Any such amendment or action consented to by any Member shall be effective as to that Member, notwithstanding the absence of such consent by any other Member.

Section 7.2    Compensation and Advances.

(a)    The Managing Member shall not receive any fees from the Company for its services in administering the Company, except as otherwise provided herein (including the provisions of Articles V and VI regarding distributions, payments and allocations to which it may be entitled in its capacity as the Managing Member).

(b)    From time to time until such time as the Managing Member owns no other Person or businesses (other than the Company or any of its Subsidiaries), the Company shall be liable for, and shall reimburse the Managing Member, on a monthly basis, or such other basis as the Managing Member may determine, for sums to the extent expended by the Managing Member (and specifically excluding sums paid directly by the Company or any of its subsidiaries) in connection with the Company’s business, including (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Company, (ii) compensation of officers and employees of the Managing Member or the Company, (iii) director fees and expenses, (iv) all costs and expenses of the Managing Member being a public company, including costs of filings with the SEC, tax returns, reports and other distributions to its stockholders, and (v) other costs and expenses incidental to their existence or related to the foregoing matters; provided that for the avoidance of doubt in no event shall the expenses payable pursuant to this Section 7.2(b) include any tax liability of the Managing Member. Such reimbursements shall be in addition to any reimbursement of the Managing Member as a result of indemnification pursuant to Section 7.6. Notwithstanding anything herein to the contrary, the Managing Member shall not be entitled to reimbursement of expenses incurred at or prior to the Effective Time unless and to the extent such expenses constitute Final Buyer Transaction Expenses within the meaning of the Business Combination Agreement.

(c)    To the extent practicable, Company expenses shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Managing Member or any of its Affiliates by the Company pursuant to this Section 7.2 constitute gross income to such Person (as opposed to a repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code (unless otherwise required by the Code and the Regulations) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

Section 7.3    Outside Activities.

(a)    The Managing Member shall not directly or indirectly enter into or conduct any business, other than in connection with and to the extent permitted hereby, (i) the ownership, acquisition and disposition of Company Interests, (ii) the management of the business of the Company, (iii) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (iv) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (v) financing or refinancing of any type related to the Company or its assets or activities, and (vi) such activities as are incidental thereto. Nothing contained herein shall be deemed to prohibit the Managing Member from executing guarantees of Company debt for which it would otherwise be liable in its capacity as Managing Member.

(b)    Subject to any agreements entered into pursuant to Section 7.4 and any other agreements entered into by a Member or any of its Affiliates with the Managing Member, the Company or a Subsidiary (including any employment agreement), any Member and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company. Neither the Company nor any Member shall have any rights by virtue of this Agreement in any business ventures of any Member or any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member. Subject to such agreements, none of the Members nor any other Person shall have any rights by virtue of this Agreement in any business ventures of any other Person (other than the Managing Member, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 7.4 and any other agreements entered into by a Member or its Affiliates with the Managing Member, the Company or a Subsidiary, to offer any interest in any such business ventures to the Company, any Member, or any such other Person, even if such opportunity is of a character that, if presented to the Company, any Member or such other Person, could be taken by such Person.

Section 7.4    Transactions with Affiliates.

(a)    The Company may lend or contribute funds or other assets to the Managing Member and its Subsidiaries or other Persons in which the Managing Member has an equity investment, and such Persons may borrow funds from the Company, on terms and conditions no less favorable to the Company in the aggregate than would be available from unaffiliated third parties as determined by the Managing Member. The foregoing authority shall not create any right or benefit in favor of any Member or any other Person. It is expressly acknowledged and agreed by each Member that, to the extent approved by the Managing Member, the Managing Member may (i) borrow funds from the Company in order to redeem, at any time or from time to time, options or warrants previously or hereafter issued by the Managing Member, (ii) put to the Company, for cash, any rights, options, warrants or convertible or exchangeable securities that the Managing Member may desire or be required to purchase or redeem, (iii) borrow funds from the Company to acquire assets that will be contributed to the Company for Company Units, or (iv) pay expenses of the Managing Member, including expenses referred to in Section 7.2(b).

(b)    Except as provided in Section 7.3, the Company may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law.

(c)    The Managing Member and its Affiliates may sell, transfer or convey any property to the Company, directly or indirectly, on terms and conditions no less favorable to the Company in the aggregate than would be available from unaffiliated third parties as determined by the Managing Member.

(d)    The Managing Member may propose and adopt on behalf of the Company employee benefit plans funded by the Company for the benefit of employees of the Managing Member, the Company, Subsidiaries of the Company or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Managing Member, the Company or any of the Company’s Subsidiaries.

Section 7.5    Liability of Members; Fiduciary and Other Duties; Indemnification.

(a)    Except as otherwise provided by the Act, the debts, expenses, obligations and liabilities of the Company, whether arising in contact, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Company, and no Member (including any Managing Member) shall be obligated personally for any such debt, expense, obligation, or liability of the Company solely by reason of being a Member. All Persons dealing with the Company shall have recourse solely to the Company for the payment of the debts, expenses, obligations or liabilities of the Company.

(b)    To the greatest extent permitted under applicable law, no Member, including the Managing Member and the Original Member Representative in such Member’s capacity as such, and none of such Person’s officers, directors, partners, managers members, shareholders and employees, nor the members of the Board nor the employees and officers of the Company (all such persons being referred to as “Indemnitees”) shall be liable, in damages or otherwise, to the Company or to any Member for any losses sustained or liabilities incurred as a result of any act or omission of such Indemnitee not in violation of its fiduciary duties, if any.

(c)    An Indemnitee acting under this Agreement shall not be liable to the Company or to any other Indemnitee for such Person’s good-faith reliance on the provisions of this Agreement. No Member, in its capacity as Member, shall owe any duty (including fiduciary duty) to the Company or any of its Members (all such duties being hereby eliminated to the greatest extent possible).

(d)    The Managing Member may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

Section 7.6    Indemnification.

(a)    The Company shall indemnify and hold harmless each Indemnitee (and such person’s heirs, successors, assigns, executors or administrators) to the full extent permitted by law from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts of any nature whatsoever, known or unknown, liquid or illiquid (collectively, “Liabilities”) arising from any and any threatened, pending or completed claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, and whether formal or informal, including appeals (“Actions”), in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of any act performed or omitted to be performed by such Indemnitee on behalf of the Company or by reason of the fact that the Indemnitee is or was serving as an officer, director, partner, trustee, employee, representative or agent of the Company if (i) the Indemnitee acted in good faith, within the scope of such Indemnitee’s authority, and in a manner it believed to be in, or not contrary to, the best interests of the Company, (ii) the Action was not initiated by the Indemnitee (other than an action to enforce such Indemnitee’s rights to indemnification or advance of expenses under this Section 7.6), (iii) the Indemnitee has not been established by a final judgment of a court of competent jurisdiction to be liable to the Company, and (iv) such action or inaction did not constitute fraud or willful misconduct by the Indemnitee.

(b)    Expenses incurred by an Indemnitee in defending any Action, subject to this Section 7.6 shall be advanced by the Company prior to the final disposition of such Action upon receipt by the Company of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 7.6.

(c)    Any indemnification obligations of the Company arising under this Section 7.6 shall be satisfied out of any Company assets (including any amounts otherwise currently or subsequently distributable to any Member(s)) and not from any assets of the Members.

(d)    The provisions of this Section 7.6 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

(e)    The right to indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(f)    To the fullest extent permitted by applicable law, the Company may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)    The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Company’s liability to any Indemnitee under this Section 7.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i)    Notwithstanding anything to the contrary in this Agreement, the indemnification rights and obligations set forth in this Agreement shall not apply to any breaches of fiduciary duties set forth in Section 7.5(c), to the extent (and only to the extent) that it has been finally determined by a court of competent jurisdiction that, respectively, a director of a Delaware corporation would be prohibited by the laws of the State of Delaware from being indemnified with respect to such matter or a Delaware corporation is prohibited by the laws of the State of Delaware from indemnifying a member of its board of directors with respect to such matter.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 8.1    Return of Capital. Except pursuant to the rights of Exchange set forth in Section 14.1, no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Company as provided herein. Except to the extent provided in Article V or Article VI or otherwise expressly provided in this Agreement, no Member or Assignee shall have priority over any other Member or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.2    Rights of Members Relating to the Company.

(a)    In addition to other rights provided by this Agreement or by the Act, the Managing Member shall deliver to each Member a copy of any information mailed to all of the common stockholders of the Managing Member as soon as practicable after such mailing.

(b)    Notwithstanding any other provision of this Section 8.2, the Managing Member may keep confidential from the Members (or any of them), for such period of time as the Managing Member determines to be reasonable, any information that (i) the Managing Member believes to be in the nature of trade secrets or other information the disclosure of which the Managing Member in good faith believes is not in the best interests of the Company or the Managing Member or (ii) the Company or the Managing Member is required by law or by agreement to keep confidential.

ARTICLE IX

BOOKS AND RECORDS

Section 9.1    Books and Records. At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied. The Company shall keep at its principal office the following:

(a)    a current list of the full name and the last known street address of each Member;

(b)    a copy of the Certificate and this Agreement and all amendments thereto; and

(c)    copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years.

Section 9.2    Inspection. Subject to Section 15.12, Members (personally or through an authorized representative) may, for purposes reasonably related to their respective Company Interests, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours upon reasonable prior notice.

ARTICLE X

TAX MATTERS

Section 10.1    Preparation of Tax Returns. The Managing Member shall arrange for the preparation and timely filing of all returns with respect to Company income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use all reasonable effort to furnish, within ninety (90) days of the close of each taxable year, an estimate of the tax information reasonably required by the Members (including a draft Schedule K-1) for federal and state income tax and any other tax reporting purposes and, within one hundred and eighty (180) days of the close of each taxable year, such final information (including a final Schedule K-1).

Section 10.2    Tax Elections. The Managing Member shall file (or cause to be filed) an election pursuant to Code Section 754 (and any corresponding provision for state and local income tax purposes) for the Company for the Fiscal Year that includes the Closing Date and shall maintain and keep such election in effect at all times (and, if applicable, the Managing Member and the Company shall cause any Subsidiary of the Company to file and maintain such an election). Except as otherwise provided herein, the Managing Member shall determine whether to make any other available election pursuant to the Code; provided that the Managing Member shall consult in good faith with the Original Member Representative with respect to any material tax election with respect to the Company that could reasonably be expected to have an adverse effect on the Original Members.

Section 10.3    Partnership Representative.

(a)    The Managing Member is hereby designated as the “partnership representative” pursuant to Section 6223(a) of the Code (in such capacity, the “Partnership Representative”). In addition, the Managing Member is hereby authorized to designate or remove any other Person selected by Managing Member as the Partnership Representative (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned); provided that all actions taken by the Partnership Representative pursuant to this Section 10.3 shall be subject to the overall oversight and authority of the Board. For each Fiscal Year in which the Partnership Representative is an entity, the Company shall appoint the “designated individual” identified by the Partnership Representative and approved by the Board to act on its behalf in accordance with the applicable Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Regulations or other Internal Revenue Service or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations.

(b)    Subject to this Section 10.3, the Partnership Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the BBA Rules, including making any elections under the BBA Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any Action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith.

(c)    Without limiting the foregoing, the Partnership Representative shall give prompt written notice to the Original Member Representative of the commencement of any Audit of the Company or any of its Subsidiaries (a “Specified Audit”). The Partnership Representative shall (i) keep the Original Member Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) permit the Original Member Representative (or its designee) to participate (including using separate counsel), in each case at the Original Members’ sole cost and expense, in any such Specified Audit, and (iii) promptly notify the Original Member Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Partnership Representative or the Company shall promptly provide the Original Member Representative with copies of all material correspondence between the Partnership Representative or the Company (as applicable) and any Governmental Entity in connection with such Specified Audit and shall give the Original Member Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, the Partnership Representative shall not (and the Company shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members without the Original Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Partnership Representative shall obtain the prior written consent of the Original Member Representative (which consent shall not be unreasonably withheld, delayed or conditioned) before (i) making an election under Section 6226(a) of the Code (or any analogous provision of state or local Law) (a “Push-Out Election”) or (ii) taking any material action under the BBA Rules that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members, in the case of clauses (i) and (ii).

(d)    Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 7.1 of the Business Combination Agreement and this Agreement, Section 7.1 of the Business Combination Agreement shall control. The Company, the Partnership Representative, the Managing Member, and the Members hereby acknowledge and agree to the foregoing sentence and expressly agree to be bound by the terms of Section 7.1 of the Business Combination Agreement.

(e)    This Section 10.3 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Company Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

Section 10.4    Withholding Tax Indemnification.

(a)    If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any taxes arising under the BBA Rules, the amount of any taxes imposed under Code Section 1446(f), and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the Managing Member may cause the Company to withhold such amounts and cause the Company to make such tax payments as so required, and each Member hereby authorizes the Company to do so. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution pursuant to Section 5.1 or Section 5.2 of this Agreement and, if applicable, the proceeds of liquidation that would otherwise have been made to such Member under this Agreement. For all purposes of this Agreement, such Member shall be treated as having received the amount of the distribution, if applicable, that is equal to the Tax Advance at the time of such Tax Advance. Notwithstanding the foregoing, to the extent that the aggregate amount of Tax Advances for any period made on behalf of a Member exceeds the actual distributions that would have otherwise been made to such Member pursuant to Section 5.1 or Section 5.2 following such Tax Advances, then such Member shall indemnify and hold harmless the Company for the entire amount of such excess (which has not offset distributions pursuant to this Section 10.4). For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 10.3(c)), in each case as reasonably determined by the Partnership Representative. For the avoidance of doubt, any taxes, penalties, and interest payable under the BBA Rules by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members of the Company, and the Managing Member shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined by the Managing Member.

(b)    To the extent there are any Tax Advances outstanding with respect to the Company Units that are the subject of an Exchange (or Direct Exchange) as of the Exchange Date, the Exchanging Member shall repay the Company such Tax Advances on the Exchange Date, immediately prior to the Exchange (or Direct Exchange) and in no event shall the Managing Member have any liability with respect to such Tax Advances outstanding on or prior to the date of such Exchange (or Direct Exchange).

(c)    This Section 10.4 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Company Units (and shall not burden any such Transferred Company Units nor the transferee of such Company Units) and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

ARTICLE XI

MEMBER TRANSFERS AND WITHDRAWALS

Section 11.1    Transfer.

(a)    No part of the interest of a Member shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b)    No Company Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any Transfer or purported Transfer of a Company Interest not made in accordance with this Article XI shall be null and void ab initio.

Section 11.2    Transfer of Managing Member’s Company Interest. Except as set forth in this Agreement, the Managing Member may not (i) Transfer all or any portion of its Company Interest, (ii) voluntarily withdraw as the Managing Member of the Company, or (iii) be removed from the Company, in each case, without the consent of the Majority in Interest of the Members.

Section 11.3    Members’ Rights to Transfer.

(a)    General. Except as provided herein, no Member shall Transfer all or any portion of such Company Interest to any transferee without the consent of the Managing Member. Notwithstanding the foregoing, any Member may, at any time, without the consent of the Managing Member, Transfer all or any portion of its Company Interest pursuant to a Permitted Transfer.

(i)    Opinion of Counsel. The Transferor shall deliver or cause to be delivered to the Managing Member an opinion of legal counsel reasonably satisfactory to the Managing Member to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities laws or regulations applicable to the Company or the Company Interests Transferred; provided, however, that the Managing Member may waive this condition upon the request of the Transferor. If the Managing Member determines, based on the advice of counsel, that such Transfer would create a material risk of requiring the filing of a registration statement under the Securities Act or otherwise violating any federal or state securities laws or regulations applicable to the Company or the Company Units, the Managing Member may prohibit any Transfer otherwise permitted under this Section 11.3 by a Member of Company Interests.

(ii)    Exception for Permitted Transfers. The condition set forth in Section 11.3(a)(ii) shall not apply in the case of a Permitted Transfer. It is a condition to any Transfer otherwise permitted hereunder (whether or not such Transfer is effected during or after the applicable Lock-Up Period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Member under this Agreement with respect to such Transferred Company Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Managing Member. Any transferee, whether or not admitted as a Substituted Member, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Member, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.5.

(b)    Incapacity. If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Member’s estate shall have all the rights of a Member, but not more rights than those enjoyed by other Members, for the purpose of settling or managing the estate, and such power as the Incapacitated Member possessed to Transfer all or any part of its interest in the Company. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.

(c)    Adverse Tax Consequences. No Transfer by a Member of its Company Interests may be made to or by any Person if the Managing Member reasonably determines in good faith, such Transfer (i) would create a material risk of the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code or (ii) would result in the Company having more than 100 partners within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)); provided that, for such purposes, the Company and the Managing Member shall assume that each Original Member and the Managing Member is treated as a single partner within the meaning of Regulations Section 1.7704-1(h) (determined taking into account the rules of Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

Section 11.4    Substituted Members.

(a)    No Member shall have the right to substitute a transferee other than a Permitted Transferee as a Member in its place. A transferee of the interest of a Member may be admitted as a Substituted Member only with the consent of the Managing Member; provided, however, that a Permitted Transferee shall be admitted as a Substituted Member pursuant to a Permitted Transfer without the consent of the Managing Member, subject to compliance with the last sentence of this Section 11.4. The failure or refusal by the Managing Member to permit a transferee of any such interests to become a Substituted Member shall not give rise to any cause of action against the Company or the Managing Member. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Member until and unless it furnishes to the Managing Member (i) evidence of acceptance, in form and substance reasonably satisfactory to the Managing Member, of all the terms, conditions and applicable obligations of this Agreement and the Investor Rights Agreement, (ii) a counterpart signature page to this Agreement and the Investor Rights Agreement executed by such Assignee, (iii) Consent by Spouse and (iv) such other documents and instruments as the Managing Member may reasonably require to effect such Assignee’s admission as a Substituted Member.

(b)    Concurrently with, and as evidence of, the admission of a Substituted Member, the Managing Member shall amend the Register and the books and records of the Company to reflect the name, address and number of Company Units of such Substituted Member and to eliminate or adjust, if necessary, the name, address and number of Company Units of the predecessor of such Substituted Member.

(c)    A transferee who has been admitted as a Substituted Member in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement.

Section 11.5    Assignees. If the Managing Member’s consent is required for the admission of any transferee under Section 11.3 as a Substituted Member, as described in Section 11.4, and the Managing Member withholds such consent, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a membership interest under the Act, including the right to receive distributions from the Company and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Company attributable to the Company Units assigned to such transferee and the rights to Transfer the Company Units provided in this Article XI, but shall not be deemed to be a holder of Company Units for any other purpose under this Agreement (other than as expressly provided in Section 14.1 with respect to a Member (other than the Managing Member) that becomes an Exchanging Member), and shall not be entitled to effect a consent or vote with respect to such Company Units on any matter presented to the Members for approval (such right to consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Member). In the event that any such transferee desires to make a further assignment of any such Company Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Member desiring to make an assignment of Company Units.

Section 11.6    General Provisions.

(a)    No Member may withdraw from the Company other than: (i) as a result of a permitted Transfer of all of such Member’s Company Interest in accordance with this Article XI with respect to which the transferee becomes a Substituted Member; (ii) pursuant to a redemption (or acquisition by the Managing Member) of all of its Company Interest pursuant to an Exchange under Section 14.1; or (iii) as a result of the acquisition by the Managing Member of all of such Member’s Company Interest, whether or not pursuant to Section 14.1(b).

(b)    Any Member who shall Transfer all of its Company Units (i) in a Transfer permitted pursuant to this Article XI where such transferee was admitted as a Substituted Member, (ii) pursuant to the exercise of its rights to effect an exchange of all of its Company Units pursuant to an Exchange under Section 14.1 or (iii) to the Managing Member, whether or not pursuant to Article XIV, shall cease to be a Member.

(c)    If any Company Unit is Transferred in compliance with the provisions of this Article XI, or is redeemed by the Company, or acquired by the Managing Member pursuant to

Section 14.1, on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Company Unit for such Fiscal Year shall be allocated to the transferor Member or the Exchanging Member (as the case may be) and, in the case of a Transfer or assignment other than an Exchange, to the transferee Member, by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code, using the “interim closing of the books” method or another permissible method or methods selected by the Managing Member. Solely for purposes of making such allocations, unless otherwise determined by the Managing Member, each of such items for the calendar month in which a Transfer occurs shall be allocated to the transferee Member and none of such items for the calendar month in which a Transfer or an Exchange occurs shall be allocated to the transferor Member, or the Exchanging Member (as the case may be) if such Transfer occurs on or before the fifteenth (15th) day of the month, otherwise such items shall be allocated to the transferor. All distributions attributable to such Company Unit with respect to which the Company Record Date is before the date of such Transfer, assignment or Exchange shall be made to the transferor Member or the Exchanging Member (as the case may be) and, in the case of a Transfer other than an Exchange, all distributions thereafter attributable to such Company Unit shall be made to the transferee Member.

(d)    In addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of a Company Interest by any Member (including any Exchange, any acquisition of Company Units by the Managing Member or any other acquisition of Company Units by the Company) be made (i) to any person or entity who lacks the legal right, power or capacity to own a Company Interest; (ii) in violation of applicable law; (iii) of any component portion of a Company Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Company Interest; (iv) if the Managing Member determines that such Transfer would create a material risk that the Company would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Section 4975(c) of the Code); (v) if the Managing Member determines, based on the advice of counsel, that such Transfer would create a material risk that any portion of the assets of the Company would constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.2-101; (vi) if such Transfer requires the registration of such Company Interest pursuant to any applicable federal or state securities laws; (vii) if the Managing Member determines that such Transfer creates a material risk that the Company would become a reporting company under the Exchange Act; or (viii) if such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

(e)    For the avoidance of doubt, except to the extent expressly incorporated therein by reference, the provisions of this Article XI shall not apply to an Exchange pursuant to Article XIV.

(f)    In the event any transfer is permitted pursuant to this Article XI, the transferring parties shall demonstrate to the satisfaction of the Managing Member either that no withholding is required in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1445 or 1446 of the Code) or that any amounts required to be withheld in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1446 of the Code, other than by reason of Section 1446(f)(4)) have been so withheld.

ARTICLE XII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.1    No Dissolution. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article XII, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

Section 12.2    Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(a)    the sale of all or substantially all of the Company’s assets;

(b)    at any time there are no members of the Company;

(c)    an election to dissolve the Company made by the Managing Member, with the consent of the Majority in Interest of the Members; or

(d)    the entry of a decree of judicial dissolution under Section 17-802 of the Act.

Section 12.3    Distribution upon Dissolution.

(a)    Upon the dissolution of the Company pursuant to Section 12.2, the Managing Member (or, in the event that there is no remaining Managing Member or the Managing Member has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority in Interest of the Members (the Managing Member or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property, and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Managing Member, include shares of stock in the Managing Member) shall be applied and distributed in the following order:

(i)    First, to the satisfaction of all of the Company’s debts and liabilities to creditors including Members who are creditors (other than with respect to liabilities owed to Members in satisfaction of liabilities for distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii)    Second, to the satisfaction of all of the Company’s liabilities to the Members in satisfaction of liabilities for distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii)    The balance, if any, to the Holders in accordance with Section 5.1. The Managing Member shall not receive any additional compensation for any services performed pursuant to this Article XII.

(b)    Notwithstanding the provisions of Section 12.3(a) that require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.3(a), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c)    No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets. In the sole and absolute discretion of the Managing Member or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this Article XII may be:

(i)    distributed to a trust established for the benefit of the Managing Member and the Holders for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Managing Member arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Holders, from time to time, in the reasonable discretion of the Managing Member, in the same proportions and amounts as would otherwise have been distributed to the Holders pursuant to this Agreement; or

(ii)    withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld or escrowed amounts shall be distributed to the Holders in the manner and order of priority set forth in Section 12.3(a) as soon as practicable.

Section 12.4    Rights of Holders. Except as otherwise provided in this Agreement, (a) each Holder shall look solely to the assets of the Company for the return of its Capital Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Company and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.

Section 12.5    Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Company Units in the manner provided for in this Article XII, and the Certificate shall have been cancelled in the manner required by the Act.

Section 12.6    Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 12.3, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between and among the Members during the period of liquidation.

ARTICLE XIII

AMENDMENTS; MEETINGS

Section 13.1    Amendments. Except as otherwise required or permitted by this Agreement (including Section 7.1), amendments, modifications and restatements of this Agreement must be approved by the consent of the Managing Member, the Majority in Interest of the Members and, for as long as the Original Members have a Percentage Interest equal to or greater than 10%, the Original Member Representative; provided that no modification, amendment, or restatement of any provision of this Agreement that materially and adversely affects the rights or obligations hereunder of any Holder, in its capacity as such, without similarly affecting the rights or obligations hereunder of all Holders shall be effective against such Holder unless approved in writing by such Holder; provided further that any amendment, modification, or restatement of Section 4.4 shall also require the consent of Original Members holding a Percentage Interest equal to 67% of the Percentage Interests held by all Original Members. Upon obtaining any such consent, or any other consent required by this Agreement, and without further action or execution by any other Person, including any Member, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member, and (ii) the Members shall be deemed a party to and bound by such amendment of this Agreement. Within thirty (30) days after the effectiveness of any amendment to this Agreement that does not receive the consent of all Members, the Managing Member shall deliver a copy of such amendment to all Members that did not consent to such amendment.

Section 13.2    Procedures for Meetings and Actions of the Members.

(a)    No meetings of the Members are required to be held. Meetings of the Members may be called only by the Managing Member. The call of any meeting by the Managing Member shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than ten (10) days nor more than ninety (90) days prior to the date of such meeting. Members may vote in person or by proxy at such meeting, in each case, by telephone, video conference call, or internet proxy. Unless approval by a different number or proportion of the Members is required by this Agreement, the affirmative vote of a Majority in Interest of the Members shall be sufficient to approve any proposal at a meeting of the Members. Whenever the consent of any Members is permitted or required under this Agreement, such consent may be given at a meeting of Members or in accordance with the procedure prescribed in Section 13.2(b).

(b)    Any action requiring the consent of any Member or a group of Members pursuant to this Agreement, or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such consent at a meeting of the Members. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. Such consent shall be filed with the Managing Member. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a consent in writing or by electronic transmission, the Managing Member may require a response within a reasonable specified time, but not less than fifteen (15) days of receipt of notice, and failure to respond in such time period shall constitute a consent that is consistent with the Managing Member’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.

(c)    Each Member entitled to act at a meeting of Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d)    The Managing Member may set, in advance, a record date for the purpose of determining the Members (i) entitled to consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Members, or (iii) in order to make a determination of Members for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than ten (10) days, before the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of Members entitled to notice of or to vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

(e)    Each meeting of Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Members may be conducted in the same manner as meetings of the Managing Member’s stockholders and may be held at the same time as, and as part of, the meetings of the Managing Member’s stockholders.

ARTICLE XIV

EXCHANGE RIGHTS

Section 14.1    Exchange Rights of the Members.

(a)    Exchange Procedures.

(i)    Upon the terms and subject to the conditions set forth in this Section 14.1, after the expiration of the applicable Lock-Up Period, in respect of any Lock-Up Shares, and subject to any contractual limitation under the Investor Rights Agreement or otherwise agreed to in writing by such Member, each Member (other than the Managing Member) shall be entitled at any time and from time to time to cause the Company to effect an Exchange with respect to a number of Class A Common Units at least equal to or exceeding the Minimum Exchange Amount, by delivering an Exchange Notice to the Company, with a copy to the Managing Member. An Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Class A Shares into which the Class A Common Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such Class A Shares would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property. Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with this Section 14.1, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), then the Exchange Date with respect to all Exchanged Units which would be exchanged into an equal number of Class A Shares resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Exchange Units. Each of the Members, including the Managing Member, agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Company.

(ii)    Within three (3) Business Days of the giving of an Exchange Notice, the Managing Member, on behalf of the Company, may elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of Class A Shares), exercisable by giving written notice of such election to the Exchanging Member within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Class A Common Units subject to the Exchange which will be exchanged for cash in lieu of Class A Shares. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment.

(iii)    The Exchanging Member may elect to retract its Exchange Notice by giving written notice of such election to the Managing Member no later than (1) Business Day prior to the Exchange Date. The giving of any notice pursuant to this Section 14.1 shall terminate all of the Exchanging Member’s, the Managing Member’s and the Company’s rights and obligations under this Section 14.1 arising from such retracted Exchange Notice (but not, for the avoidance of doubt, from any Exchange Notice not retracted or that may be delivered in the future).

(iv)    Notwithstanding anything to the contrary in this Section 14.1, the Managing Member may, in its sole and absolute discretion, elect to effect on the Exchange Date the Exchange of Exchanged Units for the Cash Exchange Payment and/or the Stock Exchange Payment, as the case may be (and subject to the terms of Section 14.1(a)(ii) and (iii)), through a direct exchange of such Exchanged Units and with such consideration between the Exchanging Member and the Managing Member (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 14.1(a)(iv), the Managing Member shall acquire the Exchanged Units and shall be treated for all purposes of this Agreement as the owner of such Units; provided, that, any such election by the

Managing Member shall not relieve the Company of its obligation arising with respect to such applicable Exchange Notice. The Managing Member may, at any time prior to an Exchange Date, deliver written notice (an “Direct Exchange Election Notice”) to the Company and the Exchanging Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such Election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. A Direct Exchange Election Notice may be revoked by the Managing Member at any time; provided that any such revocation does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Exchanged Units that would otherwise have been subject to an Exchange. Except as otherwise provided in this Section 14.1(a)(iv), a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if the Managing Member had not delivered a Direct Exchange Notice.

(v)    An Earnout Company Unit is not permitted to be treated as an Exchanged Unit under this Agreement and in no event shall the Company or the Managing Member effect an Exchange (including a Direct Exchange) of such an Earnout Company Unit unless and until such Earnout Company Unit has satisfied the earnout criteria set forth in Section 2.6 of the Business Combination Agreement.

(b)    Exchange Payment.

(i)    The Exchange (including a Direct Exchange) shall be consummated on the Exchange Date.

(ii)    On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of an Exchange, (i) the Managing Member shall contribute to the Company for delivery to the Exchanging Member (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to the Company and the Original Member Representative shall cause OFS to surrender to the Managing Member the corresponding Class V Shares, free and clear of all liens and encumbrances, other than those arising under this Agreement or securities laws, (iii) the Company shall issue to the Managing Member a number of Class A Common Units equal to the number of Class A Common Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with an Exchange, the Managing Member shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Shares to maintain a one-to-one ratio between the number of Class A Common Units owned by the Managing Member, directly or indirectly, and the number of outstanding Class A Shares, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 14.1, (v) the Company shall (x) cancel the redeemed Class A Common Units which were Exchanged Units held by the Exchanging Member and (y) transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable, and (vi) the Managing Member shall cancel the surrendered Class V Shares.

(iii)    On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Direct Exchange, (i) the Managing Member shall deliver to the Exchanging Member (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer to the Managing Member the Exchanged Units, free and clear of all liens and encumbrances, other than those arising under this Agreement or securities laws, (iii) solely to the extent necessary in connection with a Direct Exchange, the Managing Member shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Shares to maintain a one-to-one ratio between the number of Class A Common Units owned by the Managing Member, directly or indirectly, and the number of outstanding Class A Shares, any Stock Exchange Payment, and any other action taken in connection with this Section 14.1, and (iv) the Managing Member shall cancel the surrendered shares of Class V Shares.

(iv)    Upon the Exchange (including by way of a Direct Exchange) of all of a Member’s Class A Common Units, such Member shall cease to be a Member of the Company.

(c)    Splits, Distributions and Reclassifications. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Shares are converted or changed into another security, securities or other property, this Section 14.1 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Section 14.1(c) is intended to preserve the intended economic effect of Section 4.4 and this Section 14.1 and to put each Member in the same economic position, to the greatest extent possible, with respect to Exchanges (including Direct Exchanges) as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent.

(d)    Managing Member Covenants. The Managing Member shall at all times keep available, solely for the purpose of issuance upon an Exchange (or Direct Exchange, as applicable), out of its authorized but unissued Class A Shares, such number of Class A Shares that shall be issuable upon the Exchange (or Direct Exchange, as applicable) of all outstanding Class A Common Units, including the Earnout Company Units (other than those Class A Common Units, including the Earnout Company Units, held by the Managing Member); provided that nothing contained in this Agreement shall be construed to preclude the Managing Member from satisfying its obligations with respect to an Exchange (or Direct Exchange, as applicable) by delivery of a Cash Exchange Payment or Class A Shares that are held in treasury of the Managing Member. The Managing Member covenants that all Class A Shares that shall be issued upon an Exchange (or Direct Exchange, as applicable) shall, upon issuance thereof, be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances, encumbrances, other than those arising under the Investor Rights Agreement or securities laws. In addition, for so long as the Class A Shares are listed on a stock exchange or automated or electronic quotation system, the Managing Member shall cause all Class A Shares issued upon an Exchange (or Direct Exchange, as applicable) to be listed on such stock exchange or automated or electronic quotation system at the time of such issuance. For purposes of this Section 14.1(d), references to the “Class A Shares” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar transaction of the Class A Shares that any Member would be entitled to receive pursuant to Section 14.1(c).

(e)    Exchange Taxes. The issuance of Class A Shares upon an Exchange (or Direct Exchange, as applicable) shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such Class A Shares are to be issued in a name other than that of the Exchanging Member (subject to the restrictions in Article XI), then the Person or Persons in whose name the shares are to be issued shall pay to the Managing Member the amount of any additional tax that may be payable in respect of any Transfer involved in such issuance in excess of the amount otherwise due if such shares were issued in the name of the Exchanging Member or shall establish to the satisfaction of the Managing Member that such additional tax has been paid or is not payable.

(f)    Distribution Rights. No Exchange (or Direct Exchange) shall impair the right of the Exchanging Member to receive any distributions payable on the Class A Common Units exchanged pursuant to such Exchange (or Direct Exchange, as applicable) in respect of a Company Record Date that occurs prior to the Exchange Date for such Exchange (or Direct Exchange, as applicable). No Exchanging Member, or a Person designated by an Exchanging Member to receive Class A Shares, shall be entitled to receive, with respect to such record date, distributions or dividends both on Class A Common Units redeemed by the Company from such Exchanging Member and on Class A Shares received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange (or Direct Exchange, as applicable).

(g)    Exchange Restrictions. The Managing Member may impose additional limitations and restrictions on Exchanges (including by way of a Direct Exchange), including limiting Exchanges or creating priority procedures for Exchanges, to the extent it reasonably determines in good faith (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) that such limitations and restrictions are necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code; provided that, for such purposes, the Company and the Managing Member shall assume that each Original Member and the Managing Member is treated as a single partner within the meaning of Regulations Section 1.7704-1(h) (determined taking into account the rules of Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

(h)    Tax Matters.

(i)    In connection with any Exchange (or Direct Exchange, as applicable), the Exchanging Member shall, to the extent it is legally entitled to deliver such form, deliver to the Managing Member or the Company, as applicable, a certificate, dated as of the Exchange Date, in a form reasonably acceptable to the Managing Member or the Company, as applicable, certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable Law) (such certificate a “Non-Foreign Person Certificate”). If an Exchanging Member is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then (i) such Exchanging Member shall provide a certificate substantially in the form described in Proposed Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (ii) the

Company shall deliver a certificate substantially in the form described in Proposed Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in each case setting forth the liabilities of the Company allocated to the Class A Common Units subject to the Exchange under Section 752 of the Code, and the Managing Member or the Company, as applicable, shall be permitted to withhold on the amount realized by such Exchanging Member in respect of such Exchange as provided in Section 1446(f) of the Code and Proposed Regulations thereunder and consistent with the certificate provided pursuant to clause (i) or (ii) of this sentence, as applicable; provided, however, that the Managing Member shall be permitted to withhold a different amount as the Managing Member determines to be required by applicable Law to be withheld if the Managing Member has actual knowledge that the certificate provided pursuant to clause (i) or (ii) is incorrect or unreliable; provided, further, that, prior to making any such withholding, the Managing Member provides to the Exchanging Member notice and the basis for the Managing Member’s determination that the certificate provided pursuant to clause (i) or (ii) is incorrect or unreliable.

(ii)    For U.S. federal and applicable state and local income tax purposes, each of the Exchanging Member, the Company and the Managing Member agree to treat each Exchange (and Direct Exchange) as a taxable sale by the Exchanging Member of the Exchanging Member’s Class A Common Units (together with an equal number of shares of Class V Common Stock, which shares shall not be allocated any economic value) to the Managing Member in exchange for (A) the payment by the Managing Member of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member and (B) corresponding payments under the Tax Receivables Agreement. Within thirty (30) days following the Exchange Date, the Managing Member shall deliver a Section 743 notification to the Company in accordance with Regulations Section 1.743-1(k)(2). Within ninety (90) days following the Closing Date and each Exchange Date, the Managing Member and the Original Member Representative shall use commercially reasonable efforts to agree to a reasonable allocation of the Stock Exchange Payment, the Cash Exchange Payment or other applicable consideration among the assets of the Company in accordance with Regulations Section 1.755-1(a)(2). If the Managing Member and the Original Member Representative reach an agreement with respect to the allocation, the Managing Member and the Exchanging Members shall, and shall cause their respective Affiliates to, report consistently with the allocation on all Tax Returns, and neither the Managing Member nor the Exchanging Members shall take any position on any Tax Return that is inconsistent with the allocation, unless otherwise required by applicable Laws; provided, however, that no party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim, or similar proceedings in connection with such allocation.

(i)    Representations and Warranties. In connection with any Exchange or Direct Exchange, as applicable, upon the acceptance of the Class A Shares or an amount of cash equal to the Cash Exchange Payment, the Exchanging Member shall represent and warrant that the Exchanging Member is the owner of the number of Exchanged Units the Exchanging Member is electing to Exchange and that such Exchanged Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by this Agreement, the charter and governing documents of the Managing Member and applicable Law).

ARTICLE XV

MISCELLANEOUS

Section 15.1    Company Counsel. THE COMPANY, THE MANAGING MEMBER, THE ORIGINAL MEMBERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES MAY BE REPRESENTED BY THE SAME COUNSEL (COUNSEL THAT REPRESENTS THE COMPANY, “COMPANY COUNSEL”). THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE COMPANY MAY ALSO PERFORM SERVICES FOR THE MANAGING MEMBER, THE ORIGINAL MEMBERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES. THE MANAGING MEMBER MAY, WITHOUT THE CONSENT OF THE MEMBERS, EXECUTE ON BEHALF OF THE COMPANY ANY CONSENT TO THE REPRESENTATION OF THE COMPANY THAT COUNSEL MAY REQUEST PURSUANT TO THE DELAWARE RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. EACH MEMBER ACKNOWLEDGES THAT COMPANY COUNSEL DOES NOT REPRESENT ANY MEMBER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH MEMBER AND COMPANY COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN ABSENCE OF ANY SUCH AGREEMENT COMPANY COUNSEL SHALL OWE NO DUTIES TO EACH MEMBER. EACH MEMBER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT COMPANY COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH MEMBER WITH RESPECT TO OTHER MATTERS, COMPANY COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY MEMBER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

Section 15.2    Appointment of Managing Member as Attorney-in-Fact.

(a)    Each Member, including each Substituted Member that are Members, irrevocably makes, constitutes and appoints the Managing Member, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

(i)    All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, which the Managing Member deems appropriate to form, qualify, continue or otherwise operate the Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Managing Member, necessary or desirable to protect the limited liability of the Members.

(ii)    All amendments to this Agreement adopted in accordance with the terms hereof, and all instruments which the Managing Member deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement.

(iii)    All conveyances of Company assets, and other instruments which the Managing Member reasonably deems necessary in order to complete a dissolution and termination of the Company pursuant to this Agreement.

(b)    The appointment by all Members of the Managing Member as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members and Assignees under this Agreement will be relying upon the power of the Managing Member to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the Incapacity of any Person hereby giving such power, and the Transfer or assignment of all or any portion of such Person’s Company Interest, and shall not be affected by the subsequent Incapacity of the principal; provided, however, that in the event of the assignment by a Member of all of its Company Interest, the foregoing power of attorney of an assignor Member shall survive such assignment only until such time as the Assignee shall have been admitted to the Company as a Substituted Member and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

Section 15.3    Arbitration.

(a)    Except as otherwise expressly provided herein, any dispute, controversy or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity thereof (“Dispute”) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein and such arbitration shall be administered by the AAA. The place of arbitration shall be Chicago, Illinois.

(b)    There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with corporate and limited liability company matters and an experienced arbitrator. In rendering an award, the arbitrator shall be required to follow the laws of the state of Delaware.

(c)    The award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based. The arbitrator shall not be permitted to award punitive, multiple, or other non-compensatory damages. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator. Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.

(d)    All Disputes shall be resolved in a confidential manner. The arbitrator shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

(e)    Barring extraordinary circumstances (as determined in the sole discretion of the arbitrator), discovery shall be limited to pre-hearing disclosure of documents that each side will present in support of its case, and non-privileged documents essential to a matter of import in the proceeding for which a party has demonstrated a substantial need. The parties agree that they will produce to each other all such requested non-privileged documents, except documents objected to and with respect to which a ruling has been or shall be sought from the arbitrator. There will be no depositions.

(f)    Any claim brought by a Member must be brought in such Member’s individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding.

Section 15.4    Accounting and Fiscal Year. Subject to Section 448 of the Code, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Managing Member. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year, or, in the case of the first and last Fiscal Years of the Company, the fraction thereof commencing on the date of this Agreement or ending on the date on which the winding-up of the Company is completed, as the case may be, unless otherwise determined by the Managing Member and permitted under the Code.

Section 15.5    Entire Agreement. This Agreement and the other agreements referenced herein and therein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof and thereof, including the Prior LLC Agreement.

Section 15.6    Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

Section 15.7    Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with non-automated confirmation of receipt) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, or (b) when delivered

(or, if delivery is refused, upon presentment) by reputable overnight express courier (charges prepaid) or certified or registered mail, postage prepaid and return receipt requested:

(i)    if to the Company or the Managing Member, to 130 E. Randolph Street, Suite 3400, Chicago, Illinois 60601, Attention: Chief Executive Officer; Email: jared@opploans.com; with a copy to One North Wacker Drive, Suite 3605, Chicago, IL 60606, Attention: Todd G. Schwartz, David Vennettilli; Email: todd@schwartzcap.com, dvennettilli@schwartzcap.com; finance@schwartzcap.com; or to such other address as the Company or the Managing Member may from time to time specify by notice to the Members; and

(ii)    if to any Member, to such Member at the address set forth in the records of the Company.

Section 15.8    Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law that would cause the law of another jurisdiction to be applied.

Section 15.9    Construction. This Agreement shall be construed as if all parties hereto prepared this Agreement.

Section 15.10    Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Assignees, Substituted Members or otherwise.

Section 15.11    Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 15.12    Confidentiality. A Member’s rights to access or receive any information about the Company or its business are conditioned on such Member’s willingness and ability to assure that the Company information will be used solely by such Member for purposes reasonably related to such Member’s interest as a Member, and that such Company information will not become publicly available as a result of such Member’s rights to access or receive such Company information. Each Member hereby acknowledges that the Company creates and will be in possession of confidential information, the improper use or disclosure of which could have a material adverse effect upon the Company and its Subsidiaries. Each Member further acknowledges and agrees that the Company information constitutes a valuable trade secret of the Company and agrees to maintain any Company information provided to it in the strictest confidence. Accordingly, without limiting the generality of the foregoing:

(a)    Notwithstanding Article IX, the Managing Member shall have the right to keep confidential from the Members (and their respective agents and attorneys) for such period of time as the Managing Member deems reasonable, any information: (i) that the Managing Member believes to be in the nature of trade secrets; or (ii) which the Managing Member (or its Affiliates, employees, officers, directors, members, partners or personnel) is required by law or by agreement with a third party to keep confidential; provided, that the Managing Member shall make available to a Member, upon reasonable request, information required by such Member to comply with applicable laws, rules and regulations, as well as any requests from any federal or state regulatory body having jurisdiction over such Member. Notwithstanding the immediately preceding proviso, in no event shall the Managing Member be required to disclose to any Member the identity of, or any account details relating to, any other Member unless it is required to do so by law applicable to it, as determined by a court of competent jurisdiction.

(b)    Except as permitted by this Section 15.12 or as required by applicable law, each party hereto agrees that the provisions of this Agreement, all of the information and documents described in Article IX, all understandings, agreements and other arrangements between and among the parties (or any of them), and all other non-public information received from, or otherwise relating to, the Company or any of its Subsidiaries, any Members, the Managing Member and/or their respective Affiliates shall be confidential, and shall not disclose or otherwise release to any other Person (other than another party hereto) such matters, without the written consent of the Managing Member.

(c)    The confidentiality obligations of the parties under this Section 15.12 shall not apply: (i) to the disclosure by a Member of information to the other Members or such Member’s Affiliates, partners, officers, agents, board members, trustees, attorneys, auditors, employees, prospective transferees permitted hereunder, financial advisors and other professional advisors (provided, that such prospective transferees and other Persons agree to hold confidential such information substantially in accordance with this Section 15.12 or are otherwise bound by a duty of confidentiality to such Member) solely on a need-to-know basis, which Persons shall be bound by this Section 15.12 as if they were Members, (ii) to information already known to the general public at the time of disclosure or that became known prior to such disclosure through no act or omission by any Member or any Person acting on behalf of any of the foregoing, (iii) to information received from a source not bound by a duty of confidentiality to the Company or any of its Subsidiaries, any Member or any Affiliate of any of the foregoing, (iv) to any party to the extent that the disclosure by such party of information otherwise determined to be confidential is required by applicable law (foreign or domestic) or legal process (including pursuant to an arbitration proceeding), or by any federal, state, local or foreign regulatory body with jurisdiction over such party, (v) to disclosures made in connection with any lawsuit initiated to enforce any rights granted under this Agreement, or (vi) to the disclosure of confidential information to rating agencies to the extent such disclosure is required by such rating agencies; provided, that prior to disclosing such confidential information, a party shall, to the extent permitted by applicable law, notify the Managing Member thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed. Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 15.12(c) permit any Member to disclose the identity of, or any account details relating to, any other Member without the prior written consent of the Managing Member (which may be given or withheld in the Managing Member’s sole discretion) unless the Member delivers to the Managing Member a written opinion of counsel to the Member (which opinion and counsel shall be reasonably acceptable to the Managing Member) to the effect that such disclosure is required under applicable law.

(d)    To the extent that a Member is subject to the United States Freedom of Information Act or any similar public disclosure or public records act statutes: (i) such Member acknowledges the Managing Member’s and the Company’s position that the information intended to be protected by the provisions of Sections 15.12(a) and 15.12(b) constitutes or includes sensitive financial data, proprietary data, commercial and financial information and/or trade secrets that are being provided to and/or entered into with the Member with the specific understanding that such documents and information will remain confidential; (ii) the Managing Member advises each such Member that the documents and information intended to be protected by the provisions of Sections 15.12(a) and 15.12(b) would not be supplied to such Member without an understanding that such documents and information will be held and treated by such Member as confidential information; and (iii) to the extent that such Member is nevertheless required to disclose any such confidential information, (A) such Member shall, unless legally prohibited, give the Managing Member prior notice of any such required disclosure and (B) such Member shall in any event maintain the confidentiality of the Company’s information (including this Agreement) to at least the same extent as, and in a manner no less favorable to the Company and the Managing Member than the manner in which, it maintains the confidentiality of comparable information in respect of any other private investment vehicles in which such Member invests (whether such vehicles are focused on private investments, public investments or otherwise). Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 15.12(d) permit any Member to disclose the identity of, or any account details relating to, any other Member, without the prior written consent of the Managing Member (which may be given or withheld in the Managing Member’s sole discretion) unless the Member delivers to the Managing Member a written opinion of counsel to the Member (which opinion and counsel shall be reasonably acceptable to the Managing Member) to the effect that such disclosure is required under applicable law.

(e)    The Company and the Managing Member shall be entitled to enforce the obligations of each Member under this Section 15.12 to maintain the confidentiality of the information described herein. The remedies provided for in this Section 15.12 are in addition to and not in limitation of any other right or remedy of the Company or the Managing Member provided by law or equity, this Agreement or any other agreement entered into by or among one or more of the Members and/or the Company. Each Member expressly acknowledges that the remedy at law for damages resulting from a breach of this Section 15.12 may be inadequate and that the Company and the Managing Member shall be entitled to institute an action for specific performance of a Member’s obligations hereunder. The Managing Member shall be entitled to consider the different circumstances of different Members with respect to the restrictions and obligations imposed on Members hereunder to the full extent permitted by law, and, to the full extent permitted by law, the Managing Member may, in its good faith discretion, waive or modify such restrictions and obligations with respect to a Member without waiving or modifying such restrictions and obligations for other Members.

(f)    In addition, to the full extent permitted by law, each Member agrees to indemnify the Company and each Indemnitee against any claim, demand, controversy, dispute, cost, loss, damage, expense (including attorneys’ fees), judgment and/or liability incurred by or imposed upon the Company or any such Indemnitee in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency), to which the Company or any such Indemnitee may be made a party or otherwise involved or with which the Company or any such Indemnitee shall be threatened, by reason of the Member’s obligations (or breach thereof) set forth in this Section 15.12.

(g)    Notwithstanding any other provision of this Agreement (including this Section 15.12), the Managing Member may disclose any Confidential Information otherwise subject to the confidentiality obligations of this Section 15.12 to any federal, state, local or foreign regulatory or self-regulatory body or any securities exchange or listing authority to the extent required or requested by such body, exchange or authority, or as necessary and appropriate in connection with filings, or as otherwise legally required.

Section 15.13    Consent to Use of Name. Each Member hereby consents to the use and inclusion of its name in the Company’s books and records hereto.

Section 15.14    Consent by Spouse. Each Member who is a natural person and is married (and not formally separated with an agreed-upon division of assets) and is subject to the community property laws of any state shall deliver a duly executed Consent by Spouse, in the form prescribed in Exhibit C attached hereto, and at the time of execution of this Agreement. Each such Member shall also have such Consent by Spouse executed by any spouse married to him or her at any time subsequent thereto while such natural person is a Member. Each Member agrees and acknowledges that compliance with the requirements of this Section 15.14 by each other Member constitutes an essential part of the consideration for his or her execution of this Agreement.

Section 15.15    Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

Section 15.16    Survival. The provision of Section 7.5, 7.6, 15.1, 15.2, 15.3, 15.5, 15.6, 15.7,15.8, 15.12, 15.13 and 15.14 (and this Section 15.16) (and any other provisions herein necessary for the effectiveness of the foregoing sections) shall survive the termination of the Company and/or the termination of this Agreement.

Section 15.17    Anti-Money Laundering Representations and Undertakings. Each Member acknowledges that it has read the representations and undertakings contained on Exhibit D attached hereto and hereby confirms they are true and correct.

Section 15.18    Third Party Beneficiary. Notwithstanding anything to the contrary contained herein, FG New America Investors LLC is an express third party beneficiary of Section 7.1(c), Section 7.5(c) and Section 7.6(h) of this Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in Section 7.1(c), Section 7.5(c) and Section 7.6(h) of this Agreement as though directly party hereto.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

COMPANY

By:	/s/ Jared Kaplan
Name:	Jared Kaplan
Title:	Chief Executive Officer

OPPFI INC.

By:	/s/ Larry G. Swets, Jr.
Name:	Larry G. Swets, Jr.
Title:	Chief Executive Officer

Signature Page to Third Amended and Restated Limited Liability Company Agreement of

Opportunity Financial, LLC

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

TODD SCHWARTZ CAPITAL GROUP LLP

By: TGS GP, LLC, its General Partner

By:	/s/ Todd G. Schwartz
Name:	Todd G. Schwartz
Title:	Manager

Signature Page to Third Amended and Restated Limited Liability Company Agreement of

Opportunity Financial, LLC

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MEMBER

DAV 513 Revocable Trust

By:	/s/ David A. Vennettilii
Name:	David A. Vennettilii
Title:	Manager

Signature Page to Third Amended and Restated Limited Liability Company Agreement of

Opportunity Financial, LLC

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MEMBER

JSK Management Holdings, LLC

By:	/s/ Jared Kaplan
Name:	Jared Kaplan
Title:	Member

Signature Page to Third Amended and Restated Limited Liability Company Agreement of

Opportunity Financial, LLC

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MEMBER

LTHS Capital Group LP

By: TCS Capital Management Group LLC

By:	/s/ Theodore G. Schwartz
Name:	Theodore G. Schwartz
Title:	Manager

Signature Page to Third Amended and Restated Limited Liability Company Agreement of

Opportunity Financial, LLC

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MEMBER

MCS 2017 Trust FBO Tracy Ward

By:	/s/ Tracy D. Ward
Name:	Tracy D. Ward
Title:	Trustee

Signature Page to Third Amended and Restated Limited Liability Company Agreement of

Opportunity Financial, LLC

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MEMBER

MCS 2017 Trust FBO Todd Schwartz

By:	/s/ Todd G. Schwartz
Name:	Todd G. Schwartz
Title:	Trustee

Signature Page to Third Amended and Restated Limited Liability Company Agreement of

Opportunity Financial, LLC

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MEMBER

Ward Capital Group LP

By: TD Ward Capital Management LLC

By:	/s/ Tracy D. Ward
Name:	Tracy D. Ward
Title:	Manager

Signature Page to Third Amended and Restated Limited Liability Company Agreement of

Opportunity Financial, LLC

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MEMBER

OppFi Management Holdings, LLC

By:	/s/ Jared Kaplan
Name:	Jared Kaplan
Title:	Chief Executive Officer

Signature Page to Third Amended and Restated Limited Liability Company Agreement of

Opportunity Financial, LLC

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MEMBER

ACM OppLoans Warrants VII LLC

By:	/s/ David Aidi
Name:	David Aidi
Title:	Authorized Signatory

Signature Page to Third Amended and Restated Limited Liability Company Agreement of

Opportunity Financial, LLC

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MEMBER

/s/ Bruce Hammersley
Bruce Hammersley

Signature Page to Third Amended and Restated Limited Liability Company Agreement of

Opportunity Financial, LLC

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MEMBER

/s/ Ray Chay
Ray Chay

Signature Page to Third Amended and Restated Limited Liability Company Agreement of

Opportunity Financial, LLC

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MEMBER

/s/ Jessica LaForte
Jessica LaForte

Signature Page to Third Amended and Restated Limited Liability Company Agreement of

Opportunity Financial, LLC

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MEMBER

/s/ Inoh Choe
Inoh Choe

Signature Page to Third Amended and Restated Limited Liability Company Agreement of

Opportunity Financial, LLC

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MEMBER

/s/ Jeremiah Kaye
Jeremiah Kaye

Signature Page to Third Amended and Restated Limited Liability Company Agreement of

Opportunity Financial, LLC

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MEMBER

/s/ CJ Newton
CJ Newton

Signature Page to Third Amended and Restated Limited Liability Company Agreement of

Opportunity Financial, LLC

EXHIBIT A CAPITAL CONTRIBUTIONS

EXHIBIT B EXCHANGE NOTICE

EXHIBIT C CONSENT BY SPOUSE

EXHIBIT D ANTI-MONEY LAUNDERING REPRESENTATIONS AND UNDERTAKINGS